DATE 16 August 2005

THE PERSONS LISTED IN SCHEDULE 1

ARCHIBALD NORMAN

CHELYS LIMITED

CABLE AND WIRELESS PLC

SHARE PURCHASE AGREEMENT

relating to the acquisition of the entire

issued share capital of Chelys Limited

Macfarlanes

10 Norwich Street

London EC4A 1BD

KDT/586756/2767318

List of Agreed Form Documents

A	The Data Room Index
B	Fees and Costs Schedule
C	Notices of Repayment
D	Sale Notice
E	Selling Notice
F	Deeds of Release and Satisfaction
G	Facility C Agreement
H	Scheme Document
I	Pro forma resignation letters

SHARE PURCHASE AGREEMENT

DATE 16 August 2005

PARTIES

1	THE PERSONS whose names and addresses are set out in columns 1 and 2 of Schedule 1 (the EVOS Vendors)

2	ARCHIBALD JOHN NORMAN of Forbury Road, Reading, Berks RG1 3JH (the A Ordinary Vendor or Mr Norman)

3	CHELYS LIMITED (registered in England and Wales under number 4434524) whose registered office is at 185 Park Street, London SE1 9DY (the Company)

4	CABLE AND WIRELESS PLC (registered in England and Wales under number 238525) whose registered office is at Lakeside House, Cain Road, Bracknell, Berkshire RG12 1XL (the Purchaser)

INTRODUCTION

A	The Company is a private company limited by shares. Details of the Company are set out in Part A of Schedule 2. Details of other members of the Energis Group are set out in Part B of Schedule 2.

B	The Vendors have agreed to sell and the Purchaser has agreed to buy the Sale Shares on the terms and subject to the conditions of this Agreement.

C	It is intended that the Purchaser shall acquire the entire issued share capital of the Company by exercise of the compulsory sale procedure contained in Article 7.4 of the Articles.

AGREEMENT

1	Definitions and interpretation

1.1	In this Agreement, the following words and expressions have the following meanings:

A Ordinary Shares: A Ordinary Shares of 0.01 pence in the Company;

A Ordinary Contingent Consideration Percentage: 100% less the Facility C Contingent Consideration Percentage (as established by the Facility C Agreement or for the purposes of the Schemes);

Accrued Interest: interest accrued and unpaid at Completion on the debt owed to Viridian and on the debt (excluding in respect of Facility C) owed under the Facilities Agreement;

Agent: the Agent as defined in the Facilities Agreement (and being at the date of this Agreement The Royal Bank of Scotland plc);

Agreed Form: in a form initialled by (i) Mr Norman or Mr Pluthero; (ii) by the Purchaser; and (iii) the Agent before execution of this Agreement for the purposes of identification, as such form may be amended from time to time by agreement between the Company and the Purchaser;

Arbitration Acts: the Arbitration Act 1996 and the Arbitration Act 1950 (as amended);

Articles: the articles of association of the Company (and Article will be construed accordingly);

Books and Records: has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

Business Day: a day which is not a Saturday, a Sunday or a bank or public holiday in England;

Cash Bonus Plan: the cash bonus plan adopted by the Company on 15 July 2002;

Companies Act: Companies Act 1985 (as amended);

Company’s Solicitors: Macfarlanes of 10 Norwich Street, London EC4A 1BD;

Completion: completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Date: the date determined in accordance with Clause 3.3 (subject to Clauses 3.5.5, 6.4.1 and 6.7.1);

Confidentiality Agreement: means the confidentiality agreement between the Purchaser and ECL dated 14 January 2005;

Conditions: the conditions set out in Clause 3.1;

Contingent Consideration: the contingent consideration to be provided by the Purchaser in accordance with this Agreement and/or under the Facility C Agreement and/or pursuant to the Schemes, the terms of which (so far as payable as part consideration for the Shares, if at all) are set out in Schedule 6;

Court: the High Court of Justice in England and Wales;

Court Meetings: the meetings of the Facility C Lenders to be convened by order of the Court pursuant to section 425 of the Companies Act to consider and, if thought fit, approve the Schemes with or without modification (including any adjournment or postponement thereof);

Court Order: the orders of the Court sanctioning the Schemes under section 425 of the Companies Act;

Deed of Adherence: a deed of adherence in the form set out in Schedule 7;

Deeds of Release and Satisfaction: the deed of release and satisfaction in respect of the Facilities Security in the Agreed Form marked “F” in respect of the English Security and an equivalent release in respect of the Scottish Security;

EBT Trustee: Abacus Corporate Trustee Limited as trustee of the Employee Benefit Trust constituted by a deed executed by the Company on 4 March 2003 (or its successor from time to time as such trustee);

ECL: Energis Communications Limited (registered in England and Wales under number 2630471);

Effective Date: the date the Schemes become effective in accordance with their terms;

EHL: Energis Holdings Limited (registered in England and Wales under number 3649524);

Employee Benefit Trust: the employee benefit trust relating to employees of the Company operated by Abacus Corporate Trustee Limited constituted by a deed executed by the Company on 4 March 2003 and any other employee or management incentive or benefit arrangement established by or relating to any Energis Group Company;

Encumbrance: any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption or preference granted to any third party, or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same);

Energis Group Companies: the Company and its subsidiaries (each of which is an Energis Group Company and all of which together are the Energis Group);

EVOS: Enhanced Voting Ordinary Shares of 0.01 pence in the Company;

EVOS Vendors: the Vendors set out in Schedule 1 (subject as provided in Clauses 5.4, 14.1.2 and 14.2);

Facilities Agreement: the revolving loan and guarantee facility agreement dated 16 December 1998 between, among others, the Company, EHL, ECL and the Agent (as amended and restated on 20 December 2001 and further amended and restated on 16 July 2002);

Facilities Security: the registered security interests affecting the assets of the Energis Group Companies which secure sums owed under the Facilities Agreement and listed in Part C of Schedule 2;

Facility C: as defined in the Facilities Agreement;

Facility C Agreement: the agreement expected to be entered into before Completion by all the Facility C Lenders in the Agreed Form marked “G”;

Facility C Lender: as defined in the Facilities Agreement;

Fees and Costs Schedule: the document so titled in the Agreed Form marked “B” setting out estimates of the transaction costs associated with, or arising by reason of, Completion (including advisers fees and the costs of terminating the Swaps and other breaks costs payable under or in connection with repayment of the debt owed under the Facilities Agreement);

HMRC: H.M. Revenue and Customs (and, as the context requires, any predecessor, replacement or successor body);

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003;

Lenders: as defined in the Facilities Agreement;

LIBOR: as defined in the Facilities Agreement;

London Stock Exchange: London Stock Exchange plc, together with any successors thereto;

Long Stop Date: 11.59 pm on the date falling three months after the date of this Agreement, or four months if Schemes are proposed for the purpose of Clause 3.1.2;

Market Value: has, in the context of Clause 12, the meaning given to it in Clause 12.3.9;

MIP Representative: has the meaning given in Clause 12;

Mr Pluthero: John Pluthero, the chief executive of the Company;

2005 MIP Equity-based Entitlements: any award (whether contingent or otherwise) to which any Vendor, any Remaining Shareholder, any present or former employee of any Energis Group Company, any other beneficiary of the Employee Benefit Trust or any successor, predecessor or assignee of any of them became entitled (whether contingently or otherwise) which the trustee of the Employee Benefit Trust has agreed to satisfy by a payment from the Employee Benefit Trust on or around Completion, where such payment is to be calculated by reference to the value of actual or notional Shares but where such award does not constitute an interest in any Shares (and, for the avoidance of doubt, shall not include an entitlement under the Cash Bonus Plan);

NICs: contributions required to be withheld, deducted, paid or accounted for pursuant to the Social Security Contributions and Benefits Act 1992, any successor, replacement or predecessor legislation and/or any regulations promulgated under any of them;

Notices of Repayment: the notices in the Agreed Form marked “C” notifying the Lenders other than the Facility C Lenders of the intention to repay at Completion the outstanding amounts due under the Facilities Agreement other than Facility C;

Parties: the parties to this Agreement (including a person who has duly executed a Deed of Adherence);

PAYE: any tax required to be deducted, withheld, paid or accounted for under Part 11 of the Income Tax (Earnings and Pensions) Act 2003, any successor, replacement or predecessor legislation and/or any regulations promulgated under any of them;

Post-April 2003 MIP Shares: any Shares to which any Vendor, any Remaining Shareholder, any present or former employee of any Energis Group Company, any other beneficiary of the Employee Benefit Trust or any successor, predecessor or assignee of any of them became entitled (whether or not contingently) or in respect of which any such person acquired any interest or received any award in each case pursuant to any Employee Benefit Trust, other than Pre-April 2003 MIP Shares;

Pre-April 2003 MIP Shares: any Shares to which any Vendor, any Remaining Shareholder, any present or former employee of any Energis Group Company, any other beneficiary of the Employee Benefit Trust or any successor, predecessor or assignee of any of them became entitled (whether or not contingently) or in respect of which any such person acquired any interest or received any award in each case pursuant to any Employee Benefit Trust on or before 16 April 2003;

Purchaser’s Solicitors: Slaughter and May of One Bunhill Row, London EC1Y 8YY;

Purchaser Warranties: the warranties in Clause 8.1;

Registrar of Companies: the Registrar of Companies in England and Wales within the meaning of the Companies Act;

Remaining Shareholders: all holders of Shares other than the EVOS Vendors;

Sale Shares: (a) the EVOS and other Shares held by the EVOS Vendors and listed against their names in Schedule 1 (or specified in the Deed of Adherence executed by them, where applicable) and (b) the 8,000,000 A Ordinary Shares and 1,000,000 15th Ordinary Shares held by the A Ordinary Vendor;

Sale Notice: the notice to be given by the Company to the Remaining Shareholders under Article 7.4.2 of the Articles, being in the Agreed Form marked “D”;

Schemes: schemes of arrangement substantially on the terms set out in the applicable Scheme Document in relation to each of the Scheme Companies;

Scheme Companies: each Energis Group Company which is liable, whether as primary obligor or otherwise, in respect of Facility C;

Scheme Document: the documents so titled in the Agreed Form marked “H” and (if required) a substantially similar document for Energis (Ireland) Limited;

Selling Notice: the notice to be given by the EVOS Vendors to the Company under Article 7.4.1 of the Articles, being in the Agreed Form marked “E”;

Shares: all the issued shares in the capital of the Company at Completion (including but not limited to the Sale Shares);

Swaps: the interest rate swaps in place at the date of this Agreement in relation to the Facilities Agreement and listed on the Fees and Costs Schedule;

UK Listing Authority: the United Kingdom Listing Authority, being the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

Vendor Warranties: the warranties in Clause 7.1;

Vendors: the EVOS Vendors and the A Ordinary Vendor;

Viridian: Viridian Capital Limited, a company incorporated in Northern Ireland with registration number NI 32456.

1.2	In this Agreement (unless the context requires otherwise)

1.2.1	words and expressions which are defined in the Companies Act have the same meanings as are given to them in the Companies Act;

1.2.2

any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to (i) such legislation as amended and in force from time to time and to any legislation which re-enacts, consolidates or enacts in rewritten form (with or without modification) any such legislation and (ii) any former legislation which it re-enacts, consolidates or enacts in rewritten form;

1.2.3	any gender includes a reference to the other genders;

1.2.4

any reference to a “person” includes a natural person, partnership, firm, joint venture, company, body corporate, association, organisation, government, state, agency of a state, foundation and trust (in each case whether or not having separate legal personality);

1.2.5	any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;

1.2.6

any reference to any other document is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.2.7

the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

1.2.8	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

1.2.9	reference to times of day are to the time in London;

1.2.10

references to the Schemes, the Court, the Registrar of Companies and other expressions relevant to the Schemes shall, insofar as they relate to Energis (Ireland) Limited, be construed as references to the equivalent concepts or bodies in Northern Ireland.

1.3	The Index and headings to Clauses and Schedules in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.

1.4

The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.5	The Parties agree that:

1.5.1

subject always to and save as expressly provided in the provisions of this Clause 1.5, Clause 2.2, Clause 8.4, Clause 12, Clause 13.4, Clause 14.1.2 and Clause 14.9, no term of this Agreement shall be enforceable by a third party; and

1.5.2

notwithstanding that any term of this Agreement may become enforceable by a third party, the terms of this Agreement or any of them (other than those referred to in Clause 1.5.1 where, in relation to each such Clause, the consent of the persons taking the benefit of that Clause will be required) may be varied, amended or modified or this Agreement may be suspended, cancelled, rescinded or terminated by agreement in writing between the Parties without the consent of any such third party.

2	Sale and purchase

2.1

The Vendors shall sell free from all Encumbrances and any other third party rights and the Purchaser shall purchase the Sale Shares with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Sale Shares shall belong to the Purchaser.

2.2

The Purchaser shall purchase on Completion the Shares of the Remaining Shareholders (other than the A Ordinary Vendor) by virtue of the procedure under Clauses 5.1 and 5.2 and Article 7.4 of the Articles. Any such Remaining Shareholder may enforce the terms of this Clause 2.2 in accordance with the Contracts (Rights of Third Parties) Act 1999.

2.3	The A Ordinary Vendor irrevocably waives his rights under Article 7.5 of the Articles arising in consequence of the proposed sale of the Shares contemplated by this Agreement.

2.4	For the avoidance of doubt, Part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this clause.

3	Conditions

3.1	Completion shall be conditional upon each of the following:

3.1.1

the first date for Completion as specified in the Sale Notice having been reached and there not being outstanding on the Completion Date any legal proceedings such that completion of the sale of the Shares on the Completion Date would be illegal or in contempt of Court;

3.1.2	either (a) the Facility C Agreement having been duly executed by all the Facility C Lenders, or (b) Schemes having become effective between each Scheme Company and each of the Facility C Lenders;

3.1.3

a statement having been issued in terms reasonably satisfactory to the Purchaser by the Office of Fair Trading that the transaction contemplated by this Agreement will not be referred to the Competition Commission and the deadline for appealing such a decision to the Competition Appeal Tribunal having expired, or the Purchaser having given written notice to the Company waiving this requirement; and

3.1.4	the period within which the holders of the A Ordinary Shares may serve an Executive Notice as defined in Article 7.5 of the Articles having expired without such notice having been served.

3.2

The Parties shall use all reasonable endeavours to ensure that the Condition in Clause 3.1.1 is not outstanding and that each of the Conditions in Clauses 3.1.2 and 3.1.3 is satisfied as soon as practicable after the date of this Agreement and in any event before the Long Stop Date. For the purposes of this Clause, “reasonable endeavours” shall mean:

3.2.1	for the purposes of Clause 3.1.1, in the case of the Company and the Vendors promptly taking such steps as may be appropriate to seek to have any such proceedings dismissed as swiftly as possible;

3.2.2	for the purposes of Clause 3.1.2, if applicable, the Company and the Purchaser complying with the terms set out in Schedule 5;

3.2.3	for the purposes of Clause 3.1.3, the Company and the Purchaser:

(a)

in the case of the Purchaser, submitting an application for clearance to the Office of Fair Trading as soon as reasonably practicable but in any event not later than 10 Business Days after the date of this Agreement and diligently pursuing that application;

(b)	in the case of the Company, providing the Purchaser as soon as reasonably practicable with such assistance as is reasonably necessary to enable the Purchaser to achieve the Condition in Clause 3.1.3;

(c)

providing any competition authority or regulatory authority as promptly as reasonably practicable upon request and in good faith with any necessary information and documents for the purpose of making any submissions, filings and notifications to any such competition authority or regulatory authority in relation to the transaction contemplated by this Agreement;

(d)	disclosing to each other all correspondence received from any competition authority or regulatory authority; and

(e)	keeping each other informed of any other communications in whatever form with any competition authority or regulatory authority, in relation to the transaction contemplated by this Agreement;

excluding, in the case of (b), (d) and (e), disclosing to each other any information which is confidential to the relevant Party.

3.3

Subject to Clause 3.4, Completion shall take place on the date falling 5 Business Days after the date on which the last of the Conditions set out in Clauses 3.1.2, 3.1.3 and 3.1.4 is satisfied, and provided that if, on such date (or after such date but before Completion), the Condition set out in Clause 3.1.1 is not satisfied, the date for Completion shall be deferred until the earliest date (not being later than the Long Stop Date) on which that Condition is satisfied.

3.4	If:

3.4.1

before Completion the Company commits a breach of its obligations under Clause 5.3.1(b) or Part A of Schedule 4 which is either not capable of remedy or which, if capable of remedy, is not remedied before Completion; or

3.4.2

before Completion the Company commits a breach of its obligations under Clause 5 (other than those obligations referred to in Clause 3.4.1) or Part B of Schedule 4 which is either not capable of remedy or, if capable of remedy, is not remedied before Completion and the effect of such breach is sufficiently material to the Purchaser in the context of the transaction to be effected by this Agreement that if it were an acquisition by means of an offer governed by the City Code on Takeovers and Mergers, the Takeover Panel would be likely to permit the Purchaser to invoke such breach for the purposes of withdrawing its offer (having particular regard to Practice Statement No. 5 issued by the Takeover Panel on 28 April 2004); or

3.4.3

following 31 March 2005 there is an adverse change or deterioration in the business, financial or trading position or profits or prospects of the Energis Group which is material in the context of the Energis Group taken as a whole and the effect of the change or deterioration is sufficiently material to the Purchaser in the context of the transaction to be effected by this Agreement that if it were an acquisition by means of an offer governed by the City Code on Takeovers and Mergers, the Takeover Panel would be likely to permit the Purchaser to invoke such change or deterioration for the purposes of withdrawing its offer (having particular regard to Practice Statement No. 5 issued by the Takeover Panel on 28 April 2004), the Purchaser may, prior to the Completion Date, serve five Business Days’ written notice on the Company terminating this Agreement, provided that the Company will be entitled, during such five Business Day period, to remedy the matter giving rise to the right of termination where it is capable of remedy and if such matter is remedied to the reasonable satisfaction of the Purchaser before the expiry of such period, the notice of termination in relation to the relevant matter will be treated as not having been served. This is without prejudice to the right of the Purchaser to serve a notice of termination under this Clause 3.4 in respect of any other matter. In cases where there is a dispute as to the application of Clause 3.4.2, or Clause 3.4.3 the Parties will, in the first instance, refer the matter for adjudication to the Takeover Panel, if the Takeover Panel is willing to assume such role. If either

(a)	the Takeover Panel is not willing to assume the role, in relation to a dispute in respect of Clause 3.4.2 or 3.4.3; or

(b)	there is a dispute as to the application of Clause 3.4.1,

such dispute shall be referred as expeditiously as possible to a Queen’s Counsel experienced in commercial law (the Independent Expert), who shall be appointed by agreement between the Company and the Purchaser or, in default of agreement, by the President or Chairman of the Bar Council on the application of the Company or the Purchaser.

3.5	If a dispute is referred to the Takeover Panel or the Independent Expert under Clause 3.4:

3.5.1	the Takeover Panel or the Independent Expert shall act as an expert, not as arbitrator, and the Arbitration Acts shall not apply;

3.5.2

within 10 Business Days of the Purchaser serving notice under Clause 3.4 both the Company and the Purchaser shall make written submissions to the Takeover Panel or the Independent Expert (as the case may be) on the matter in dispute;

3.5.3	each of the Company and the Purchaser shall promptly provide the Takeover Panel or the Independent Expert (as the case may be) and each other with such further information as it or he may request;

3.5.4

the Company and the Purchaser shall seek to ensure that the Takeover Panel or the Independent Expert (as the case may be) determines the dispute as expeditiously as possible and in any event within 5 Business Days of the dispute being referred to it or him (and such determination when notified in writing to both Parties shall be final and binding upon them);

3.5.5

if the dispute referred to the Takeover Panel or the Independent Expert is determined on the basis that the Purchaser was not entitled to terminate this Agreement, Completion shall occur on the date falling five Business Days following such determination; and

3.5.6	the costs of resolving the dispute shall be borne as determined by the Takeover Panel or the Independent Expert.

3.6	If:

3.6.1	the Conditions have not been satisfied by the Long Stop Date (or such later date and time as the Parties may agree in writing); or

3.6.2	the Parties jointly agree in writing that there is no reasonable prospect of the Conditions being satisfied before the Long Stop Date; or

3.6.3	the transaction contemplated by this Agreement is referred to the Competition Commission on or before the Long Stop Date; or

3.6.4	the Purchaser validly serves written notice in accordance with Clause 3.4;

this Agreement (except for the provisions of this Clause and of Clauses 1 (Definitions, interpretation and third party rights), 9 (Announcements), 10 (Remedies and Waivers) 14 (General), 15 (Notices) and 16 (Governing law and jurisdiction)) shall be null and void and of no further effect and the Parties shall be released and discharged from their respective obligations under this Agreement.

4	Consideration

4.1

The consideration for the Shares (including the Sale Shares) shall be in the range of £13,245,662 to £14,514,496 in cash depending on the proportion of the Contingent Consideration, allocated between this Agreement and the Facility C Agreement or the Schemes. The final proportion of cash and Contingent Consideration shall be notified to the Purchaser by the Company prior to Completion. At the same time as the consideration proportions are notified to the Purchaser, the Company shall notify the Purchaser of the associated amounts of employee PAYE and NIC to be deducted/retained from such consideration. The consideration for the Shares shall be apportioned in accordance with Article 9 of the Articles, which the Parties agree means such consideration shall be allocated first to the A1 Ordinary Shares (as defined in the Articles) with the balance to the A2 Ordinary Shares and no amount to any other Shares. The Parties agree that the consideration payable under this Clause represents the Redemption Value of the A1 Ordinary Shares and the A2 Ordinary Shares under the Articles.

4.2

Transfer of the aggregate cash sum referred to in Clause 4.1 by electronic funds transfer for same day value on Completion in accordance with Part D of Schedule 3 shall be a good discharge to the Purchaser of its obligations in respect of such payment and the Purchaser shall not, having made such electronic funds transfer, be responsible for the allocation of the sum transferred.

5	Period following execution of this Agreement

5.1	Immediately following the execution of this Agreement by all the Parties the EVOS Vendors shall serve on the Company the Selling Notice in accordance with Article 7.4.1 of the Articles.

5.2

Immediately upon the receipt by the Company of the Selling Notice pursuant to Clause 5.1 the Company shall give to each of the Remaining Shareholders the Sale Notice in accordance with Article 7.4.2 of the Articles, and promptly thereafter shall specify the period within which the holders of A Ordinary Shares may serve an Executive Notice in accordance with Article 7.5 of the Articles.

5.3	From the date of this Agreement to the earlier of Completion and the date on which this Agreement terminates in accordance with Clause 3.4, 3.5, 6.4.3 or 6.7.3 :

5.3.1	the Company shall and shall procure that each of the other Energis Group Companies shall:

(a)	carry on business in good faith in the ordinary course as is consistent with the manner in which the business has been carried on in the two years preceding the date of this Agreement;

(b)

in particular, but without limitation to paragraph (a), not undertake any of the matters listed in Part A of Schedule 4 without the prior written consent of the Purchaser, which consent may be withheld at the absolute discretion of the Purchaser;

(c)

in particular, but without limitation to paragraph (a), not undertake any of the matters listed in Part B of Schedule 4 without the prior consent in writing of the Purchaser, such consent not to be unreasonably withheld or delayed (subject as provided in Part B of Schedule 4); and

(d)

provide confirmation on the Business Day before the date scheduled for Completion that the provisions of this Clause 5 and of Schedule 4 have been complied with (without personal liability on the part of the individual signing such confirmation in the name of the Company);

5.3.2	the Company shall provide to the Purchaser copies of the following documents:

(a)	board minutes of the Company;

(b)	monthly management accounts of the Energis Group;

(c)	information packs in relation to the Energis Group;

(d)	regular reports provided to Lenders under the terms of the Facilities Agreement;

(e)	the weekly cash reports of the Energis Group which are reviewed by the Energis Group on a weekly basis;

5.3.3

the Chief Executive of the Company will meet with the Chief Executive of the Purchaser on a regular basis to discuss matters of mutual interest in contemplation of Completion (subject to the observance by them of their fiduciary and other duties and without thereby being or causing the Energis Group Companies or the Purchaser to be in breach of any legal obligation, whether of confidentiality, in relation to competition regulation or otherwise); and

5.3.4

the Company will provide all assistance reasonably requested by the Purchaser to enable the Purchaser to obtain the consent of third parties who have contracted with any Energis Group Company to the change of control of the Company.

5.4

From the date of this Agreement to the earlier of Completion and the date on which this Agreement terminates in accordance with Clauses 3.4, 3.5, 6.4.3 or 6.7.3, each Vendor agrees it will not sell, transfer, relinquish any rights in respect of or grant any Encumbrance over any of its Sale Shares, provided that an EVOS Vendor (a Transferor) may sell or transfer Sale Shares to a person (a Transferee) who (before such sale or transfer is made) executes a Deed of Adherence. The effect of the execution by a Transferee of a Deed of Adherence shall be to constitute the Transferee a Party having the rights and obligations given and imposed by this Agreement on EVOS Vendors to the extent they applied prior to such execution to the Transferor in respect of the Sale Shares so transferred, and to release the Transferor to that extent from its rights and obligations under this Agreement. For the avoidance of doubt, the Transferee shall be deemed to give the Vendors’ Warranties in respect of itself and the Sale Shares so acquired. If as a result of such transfer, the Transferor no longer holds any Shares it shall cease to be a Party (but without thereby releasing it from any obligation or liability outstanding at the time of transfer)

5.5

From the date of this Agreement to the earlier of Completion and the date on which this Agreement terminates in accordance with Clause 3.4, 3.5, 6.4.3 or 6.7.3 the Company will allow KPMG LLP on behalf of the Purchaser access to such information as is reasonably necessary to monitor compliance with the provisions of Schedule 4, being principally, but not limited to, the information supplied pursuant to Clause 5.3.2. Such information to which KPMG LLP may have access shall be kept confidential and shall not be disclosed by KPMG LLP to the Purchaser, its officers, employees or advisers except in the following cases:

(i)	with the written consent of the Company (not to be unreasonably withheld or delayed);

(ii)	information listed in Clause 5.3.2 can be disclosed;

(iii)	information which is necessary to obtain consents required under this Agreement can be disclosed;

(iv)	information can be disclosed in the context of non-compliance with the provisions of this Clause 5 or Schedule 4; and

(v)	information otherwise made available pursuant to Clause 5.3.3 can be disclosed.

5.6

The Company will use its reasonable endeavours to procure the transfer of the 500 D shares in Energis (Ireland) Limited into the name of an Energis Group Company as soon as practicable and, in any event, before Completion.

6	Completion

6.1

The Company shall, and shall procure that each of the other Energis Group Companies (where applicable) shall, not later than 5 Business Days prior to the Completion Date serve on the Agent the Notices of Repayment duly completed and signed.

6.2	Completion will take place at the offices of the Company’s Solicitors at 11.00 am on the Completion Date (or at such later time on that date as the Company and the Purchaser may agree) when:

6.2.1	each Vendor shall perform (in respect of itself or himself only) the obligations set out in Part A of Schedule 3;

6.2.2	the Purchaser shall perform its obligations set out in Part B of Schedule 3;

6.2.3	the Company shall or shall procure that the relevant Energis Group Company shall perform the obligations set out in Part C of Schedule 3;

6.2.4	the Purchaser and the Company shall, and the Company shall procure that the relevant Energis Group Companies shall, perform their obligations set out in Part D of Schedule 3;

6.2.5

there shall be held a meeting of the board of directors of the Company and of each of the other Energis Group Companies nominated by the Purchaser (not less than 4 Business Days before Completion) at which:

6.2.5.1

(at the meeting of the directors of the Company) it shall be resolved that each of the transfers relating to the Shares shall be approved for registration (subject, where relevant, to stamping) and each transferee shall (subject to presentation of transfers duly stamped) be registered as the holder of the Shares concerned in the register of members;

6.2.5.2	each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, such appointments to take effect (subject to their consent to appointment) at the close of the meeting;

6.2.5.3	the resignations referred to in paragraph 2 of Part A of Schedule 3 and paragraph 1.4 of Part C of Schedule 3 shall be tendered and accepted so as to take effect at the close of the meeting;

and the Company shall procure that minutes of such board meeting, certified as correct by the secretary of the Company (or the relevant Energis Group Company) and the resignations and acknowledgements referred to are delivered to the Purchaser’s Solicitors.

6.3	The Vendors and the Company shall not be obliged to complete this Agreement unless the Purchaser complies with the requirements of Clause 6 and Schedule 3 so far as they require the Purchaser to perform obligations on or before the Completion Date.

6.4	If the obligations of the Purchaser required to be performed on or before the Completion Date are not complied with on the Completion Date, the Company may:

6.4.1

where the failure to perform is capable of being rectified, defer Completion by between 2 and 4 Business Days (so that the provisions of this Clause 6 shall apply to Completion as so deferred and the Completion Date shall be such deferred date); or

6.4.2	proceed to Completion so far as practicable (without limiting its or the Vendors’ rights under this Agreement); or

6.4.3	(subject, where applicable, to the Completion Date having been deferred once under Clause 6.4.1) terminate this Agreement by notice in writing to the Purchaser.

6.5

The Purchaser shall not be obliged to complete this Agreement unless each Vendor and the Company complies with the requirements of Clause 6 and Schedule 3 so far as they require the Party in question to perform obligations on or before the Completion Date.

6.6

The Purchaser shall not be obliged to complete the purchase, and the Vendors shall not be obliged to complete the sale, of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

6.7

If the obligations of the Vendors and the Company under Clause 6 and Schedule 3 required to be performed on or before the Completion Date are not complied with on the Completion Date the Purchaser may:

6.7.1

where the failure to perform is capable of being rectified, defer Completion by between 2 and 4 Business Days (so that the provisions of this Clause 6 shall apply to Completion as so deferred and the Completion Date shall be such deferred date); or

6.7.2	proceed to Completion so far as practicable (without limiting its rights under this Agreement); or

6.7.3	(subject, where applicable, to the Completion Date having been deferred once under Clause 6.7.1) terminate this Agreement by notice in writing to the Vendors.

6.8

If this Agreement is terminated in accordance with Clause 6.4 or Clause 6.7 (and without limiting any Party’s right to claim damages), all obligations of the Parties under this Agreement shall end except for those expressly stated to continue without limit in time, but (for the avoidance of doubt) all rights and liabilities of the Parties which have accrued before termination shall continue to exist.

7	Vendor Warranties

7.1	Each Vendor warrants to the Purchaser that:

7.1.1	the Sale Shares listed against such Vendor’s name in Schedule 1 are solely legally owned by such Vendor free from any Encumbrance;

7.1.2	such Vendor owns no other shares in the capital of the Company, or any right to subscribe for, convert into or call for the issue of any such shares;

7.1.3

such Vendor has full power, capacity and authority to enter into and perform this Agreement, to execute and perform any obligations it may have under each document to be delivered by that Vendor at Completion and to deliver legal and beneficial ownership of the Sale Shares listed against its name in Schedule 1, and this Agreement constitutes, and the obligations of such Vendor under each document to be delivered by that Vendor at Completion will when delivered constitute, valid and binding obligations of such Vendor in accordance with its terms;

7.1.4

the execution and delivery of this Agreement by such Vendor and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Memorandum or Articles of Association or equivalent constitutional documents of such Vendor (where a corporate body) or any order or judgment that applies to or binds such Vendor or any of its property or any other instrument by which it is bound;

7.1.5

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any court or governmental or administrative authority is required to be obtained, or made, by such Vendor to authorise the execution or performance of this Agreement by such Vendor;

7.1.6

following Completion, it will have no claim against any Energis Group Company or any holder of Shares or any director, officer, employee, agent or adviser of any Energis Group Company in respect of its Shares or otherwise in its capacity as a member of the Company and no beneficial owner of any such Shares will have any such claim provided that the Vendors make no such warranty and nothing in this Clause 7.1.6 shall waive or extinguish:

(i)	any claim a Vendor may have against a director, officer or employee in respect of fraud or dishonest misappropriation of funds; or

(ii)

any right of redress that the Vendors may have against such director, officer or employee in respect of any gain made by any such director, officer or employee as a consequence of a dishonest breach by the Company or by that director, officer or employee of the Articles or the Investment Agreement dated 15 July 2002.

7.1.7

following Completion, (and assuming all payments required by Part D of Schedule 3 have been made) it will have no claim against any Energis Group Company under the Facilities Agreement except in respect of Facility C.

7.2	The Vendor Warranties shall not in any respect be extinguished or affected by Completion.

7.3

Each Vendor warrants to the Purchaser that each of the Vendor Warranties given by such Vendor is and will continue to be accurate up to and including the Completion Date as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date on the basis that any reference in such Vendor Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Completion Date.

7.4	A Vendor shall only be liable in respect of breach of the Vendor Warranties by that Vendor and such liability shall be limited to the following:

7.4.1

where the breach results in the failure by the Purchaser to acquire in accordance with the terms of the Vendor Warranties the Shares purportedly sold by the Vendor with good title free from Encumbrances, the cost of acquiring such title from its owner or of discharging the Encumbrances and all associated expenses; or

7.4.2

where the breach involves the Energis Group Companies or a holder of Shares retaining after Completion any liability which the Vendor Warranties state will not exist, the cost of discharging that liability and all associated expenses.

7.5

Each of the Vendor Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Vendor Warranty or any other term of this Agreement.

7.6

Each Vendor warrants to the other Vendors that the transactions set out in, or contemplated by, this Agreement and the Facility C Agreement or the Schemes comprise the entire arrangement (excluding employment arrangements with the Purchaser for retained employees) in respect of the disposal of Shares and the satisfaction of liabilities under the Facilities Agreement.

8	Purchaser Warranties, covenants and undertakings

8.1	The Purchaser warrants to the Vendors that:

8.1.1

the Purchaser has full power to enter into and perform this Agreement and to execute, deliver and perform any obligations it may have under each document to be delivered by it at Completion and this Agreement constitutes, and the obligations of the Purchaser under each document to be delivered by it at Completion will when delivered constitute, binding obligations of the Purchaser in accordance with its terms;

8.1.2

the execution and delivery of this Agreement by the Purchaser and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Memorandum or Articles of Association of the Purchaser or any order or judgment that applies to or binds the Purchaser or any of its property or any other instrument by which it is bound; and

8.1.3

save for the filing referred to in Clause 3.1.3, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any court or governmental or administrative authority is required to be obtained, or made, by the Purchaser to authorise the execution or performance of this Agreement by the Purchaser.

8.2	The Purchaser Warranties shall not in any respect be extinguished or affected by Completion.

8.3

The Purchaser acknowledges and agrees that the Purchaser has no rights against, and shall not make any claim against any present or former director, officer, employee, agent or adviser of the Company or of any Energis Group Company (including any person on which or on whom it may have relied before agreeing to any terms of this Agreement or any other document referred to in this Agreement and whether in relation to Disclosures or otherwise) provided that nothing in this Clause 8.3 shall operate to limit or exclude:

8.3.1	any liability of any such person for dishonesty (by commission or omission) or fraud; or

8.3.2	any liability of a Vendor for breach of the Vendor Warranties given by that Vendor or any other claim against a Vendor for breach by that Vendor of this Agreement.

8.4	Any such director, officer, employee, agent or adviser as is referred to in Clause 8.3 may enforce the terms of Clause 8.3 in accordance with the Contracts (Rights of Third Parties) Act 1999.

9	Announcements

9.1

Except as required by law or regulation, or the order or rules of a court or tribunal of competent jurisdiction, or any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the UK Listing Authority, the London Stock Exchange, the Panel on Takeovers and Mergers and H.M. Revenue & Customs, whether or not the requirement has the force of law, no Party shall issue any press release or publish any circular to shareholders or any other public document in each case relating to this Agreement or the matters contained in it, without the prior written approval of (i) Mr Norman or Mr Pluthero and (ii) the Purchaser as to its contents and the manner and extent of its presentation and publication or disclosure except:

9.1.1	in a manner consistent with any communications strategy (including with respect to customers and employees) agreed by the Company and the Purchaser before the date of this Agreement;

9.1.2	the Sale Notice; and

9.1.3	the presentation and papers to be prepared for the purposes of seeking approval of the transactions contemplated by this Agreement from the Lenders.

9.2	The provisions of this Clause 9 shall terminate on the first anniversary of the date of this Agreement.

10	Remedies and Waivers

10.1	No delay or omission by any Party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

10.1.1	affect that right, power or remedy; or

10.1.2	operate as a waiver thereof.

10.2

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.3

The Parties agree that (except in the case of fraudulent misrepresentation) none of them shall be entitled to terminate or rescind this Agreement after the date of its execution except in accordance with the express provisions for termination under Clause 3 or Clause 6.

10.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

10.5

The A Ordinary Vendor acknowledges that the performance by the Company and the Purchaser of their respective obligations pursuant to Schedule 3 will satisfy all the Company’s payment obligations to the A Ordinary Vendor arising as a consequence of the sale of the Company, the novation of Facility C and the repayment of the Facilities (excluding Facility C) and that the “Investors” as defined in the Investment Agreement dated 15 July 2002 shall have no obligation to make any payment or take any action in relation to him pursuant to Clauses 10.10 or 10.11 of that agreement.

11	Costs and expenses

Except as otherwise stated in any other provision of this Agreement, each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it (including payment by the Company of the fees and costs set out in the Fees and Costs Schedule).

12	PAYE and NICs

12.1	Cash Bonus Plan and 2005 MIP Equity-based Entitlements

12.1.1

The Parties acknowledge that the Company shall be required to deduct amounts in respect of PAYE and employees’ NICs from the whole of the payments to be made in respect of the Cash Bonus Plan as described in Schedule 3, and that such deductions shall be made accordingly.

12.1.2

The Parties acknowledge that the Company shall be required to account for employers’ NICs in respect of the whole of the payments to be made in respect of the Cash Bonus Plan as described in Schedule 3.

12.1.3

The Parties acknowledge that the Company shall be required to account for PAYE and employees’ NICs in respect of the whole of the payments which the trustee of the Employee Benefit Trust has agreed to make in respect of the 2005 MIP Equity-based Entitlements as described in Schedule 3, and that the Company shall appropriate and deduct amounts equal to such PAYE and employees’ NICs from the consideration which is payable by the Purchaser for the Shares sold by such trustee to the Purchaser and which is to be held by the Company on trust for the trustee of the Employee Benefit Trust as contemplated in Paragraph 1 of Part D of Schedule 3.

12.1.4

The Parties acknowledge that the Company shall be required to account for employer’s NICs in respect of the whole of the payments to be made in respect of the 2005 MIP Equity-based Entitlements as described in Schedule 3.

12.1.5	Without prejudice to the rights of the Purchaser under the terms of Clause 12.1.3, the Parties acknowledge that, to the extent that the Company is required to account for PAYE and employees’ NICs as mentioned in Clause 12.1.3, the appropriation and deduction referred to in Clause 12.1.3 is intended to constitute the making good by the relevant employees to the Company of such PAYE and employees’ NICs (including, in particular, for the purposes of s.222 ITEPA 2003 and any equivalent NICs purposes).

12.1.6	The calculation of the PAYE and NICs referred to in Clauses 12.1.1, 12.1.2, 12.1.3 and 12.1.4 shall take into account any related liability under s.222 ITEPA 2003 and any equivalent NICs legislation.

12.1.7

The Company shall duly account to HMRC for the PAYE and NICs mentioned in Clauses 12.1.1, 12.1.2, 12.1.3 and 12.1.4. For the avoidance of doubt, such PAYE and NICs shall be shown as amounts payable by the Company as at Completion in the table set out in Part D of Schedule 3, as more particularly described therein.

12.1.8

For the avoidance of doubt, Paragraph 5 of Schedule 6 makes further provision in connection with any PAYE or NICs relating to payments to be made in respect of the Cash Bonus Plan or the 2005 MIP Equity-based Entitlements.

12.1.9

Any reference in this Clause 12 to the Company shall, to the extent that the context requires, be taken to include a reference to any Energis Group Company which is the employer of the relevant employees.

12.2	Pre-April 2003 MIP Shares

12.2.1

The Company confirms that the Purchaser (or its agents) have been provided with all material correspondence between the Company (or its agents) and HMRC relating to the application of PAYE or NICs in connection with any Pre-April 2003 MIP Shares. The parties acknowledge that, as a result of that correspondence, their mutual understanding is that no PAYE or NICs will be applicable to any consideration paid or payable, or any right to any consideration payable, for any Pre-April 2003 MIP Shares pursuant to this Agreement.

12.2.2

For the avoidance of doubt, Paragraph 5 of Schedule 6 makes further provision in connection with any PAYE or NICs relating to any consideration paid or payable, or any right to any consideration payable, for any Pre-April 2003 MIP Shares.

12.3	Post-April 2003 MIP Shares

12.3.1

The Company confirms that the Purchaser (or its agents) have been provided with all material correspondence between the Company (or its agents) and HMRC relating to the application of PAYE or NICs in connection with any Post-April 2003 MIP Shares.

12.3.2

The Parties have agreed that the Purchaser shall deduct, from any consideration paid in respect of any Post-April 2003 MIP Shares pursuant to this Agreement on or about Completion, amounts in respect of PAYE and employees’ NICs on amounts equal to:

(a)	99.9973 per cent. of any such consideration payable in respect of any Post-April 2003 MIP Shares on or about Completion (excluding, for the avoidance of doubt, any Contingent Consideration); and

(b)	99.9973 per cent. of the Market Value of the conditional right to any Contingent Consideration in respect of the Post-April 2003 MIP Shares as at Completion.

For the avoidance of doubt, such PAYE and employees’ NICs shall be shown as amounts payable by the Purchaser in the table set out in Part D of Schedule 3, as more particularly described therein.

12.3.3

Subject to Clause 12.3.10, the Parties have agreed that the Purchaser shall deduct amounts in respect of PAYE and employees’ NICs from 99.9973 per cent. of any Contingent Consideration actually paid in respect of any Post-April 2003 MIP Shares pursuant to this Agreement, after taking account of any PAYE and employees’ NICs deducted as described in sub-Clause (b) of Clause 12.3.2. For the avoidance of doubt, Paragraph 5 of Schedule 6 makes further provision in connection with any such PAYE or NICs.

12.3.4	The Parties have agreed that the Company shall account for employers’ NICs in respect of:

(a)

99.9973 per cent. of any consideration paid in respect of any Post-April 2003 MIP Shares pursuant to this Agreement on or about Completion (excluding, for the avoidance of doubt, any Contingent Consideration); and

(b)	99.9973 per cent. of the Market Value of the conditional right to any Contingent Consideration in respect of the Post-April 2003 MIP Shares as at Completion.

For the avoidance of doubt, such employers’ NICs shall be shown as amounts payable by the Company in the table set out in Part D of Schedule 3, as more particularly described therein.

12.3.5

Subject to Clause 12.3.10, the Parties have agreed that the Company shall account for employers’ NICs in respect of any Contingent Consideration actually paid in respect of any Post-April 2003 MIP Shares pursuant to this Agreement, after taking account of any employers’ NICs dealt with under sub-Clause (b) of Clause 12.3.4. For the avoidance of doubt, Paragraph 5 of Schedule 6 makes further provision in connection with any such PAYE or NICs.

12.3.6	The calculation of the PAYE and NICs referred to in Clauses 12.3.2, 12.3.3, 12.3.4 and 12.3.5 shall take into account any related liability under s.222 ITEPA 2003 and any equivalent NICs legislation.

12.3.7

The Company shall duly account to HMRC for the PAYE and NICs mentioned in Clauses 12.3.2, 12.3.3, 12.3.4 and 12.3.5. The Company shall state to HMRC that such payments are made on a “without prejudice” basis and that the liability therefor is disputed. The Company shall give the MIP Representative a reasonable opportunity to comment on such statement to be made to HMRC, and shall take into account any reasonable comments made by the MIP Representative thereon. For the avoidance of doubt, the Company shall not be obliged to incorporate or reflect any comments made by the MIP Representative in such statement.

12.3.8	Without prejudice to the rights of the Purchaser under the terms of Clauses 12.3.2 and 12.3.3, the Parties acknowledge that, to the extent that the Company is required to account for PAYE and employees’ NICs as mentioned in Clause 12.3.7, the deductions referred to in Clauses 12.3.2 and 12.3.3 are intended to constitute the making good by the relevant employees to the Company of such PAYE and employees’ NICs (including, in particular, for the purposes of s.222 ITEPA 2003 and any equivalent NICs purposes). Accordingly, the Purchaser shall, at the request of the Company within 90 days after Completion, pay over the amount of such deductions to the Company to enable the Company to pay, or to reimburse the Company’s payment of, such PAYE and employees’ NICs.

12.3.9

The Purchaser shall use reasonable endeavours, through discussion and correspondence with HMRC, to obtain the agreement of HMRC, before the date of Completion, as to the “Market Value” of the conditional right to any Contingent Consideration in respect of the Post-April 2003 MIP Shares as at Completion for the purposes of Clauses 12.3.2 and 12.3.4. The Purchaser shall give the MIP Representative a reasonable opportunity to comment on any letter or other correspondence to be submitted to HMRC for such purpose, and shall take into account any reasonable comments made by the MIP Representative thereon. If the Purchaser (acting reasonably) does not reach agreement with HMRC as to such “Market Value” before the date of Completion, such “Market Value” shall be determined by the Purchaser (acting reasonably).

12.3.10

The Purchaser shall use reasonable endeavours, through discussion and correspondence with HMRC, to obtain the agreement of HMRC, before the date on which any Contingent Consideration is actually paid in respect of any Post-April 2003 MIP Shares pursuant to this Agreement, that the payment of such Contingent Consideration is not subject to PAYE or NICs. The Purchaser shall give the MIP Representative a reasonable opportunity to comment on any letter or other correspondence to be submitted to HMRC for such purpose, and shall take into account any reasonable comments made by the MIP Representative thereon. If such agreement is obtained before the date on which any Contingent Consideration is actually paid in respect of any Post-April 2003 MIP Shares, Clauses 12.3.3 and 12.3.5 shall not apply in respect thereof.

12.4	Conduct of dispute relating to Post-April 2003 MIP Shares

12.4.1

Subject to Clause 12.4.9, the Company shall use reasonable endeavours, through discussion and correspondence with HMRC, to seek HMRC’s agreement that the payments and rights mentioned in Clauses 12.3.2, 12.3.3, 12.3.4 and 12.3.5 are not properly subject to PAYE or NICs.

12.4.2

Subject to Clause 12.4.9, if such agreement of HMRC is not obtained through discussion and correspondence pursuant to Clause 12.4.1 by 1st March, 2006 (or such earlier date as the Company and the MIP Representative may agree in writing), the Company shall appeal to the Special Commissioners against the imposition of such PAYE and NICs, and shall use reasonable endeavours to achieve the result that the payments and rights mentioned in Clauses 12.3.2, 12.3.3, 12.3.4 and 12.3.5 are held by the Special Commissioners not to be subject to PAYE or NICs. For the avoidance of doubt, the Company shall not be obliged to appeal to any further court or tribunal.

12.4.3

The Company shall keep the MIP Representative reasonably informed about any material developments in the progress of the discussions, correspondence and/or appeal mentioned in Clauses 12.4.1 and 12.4.2 (including, where relevant, providing copies of any written correspondence) and shall respond to any reasonable requests for information made by the MIP Representative in writing.

12.4.4

The Company shall give the MIP Representative a reasonable opportunity to attend (together with one professional adviser), as observers, any conference with Counsel appointed to represent the Company for the purposes of any appeal as mentioned in Clause 12.4.2. For the avoidance of doubt, the MIP Representative shall not be entitled to instruct such Counsel, whether jointly with the Company, solely or otherwise in relation to any appeal as mentioned in Clause 12.4.2.

12.4.5

If, in the course of such discussions, correspondence and/or appeal, any formal offer is made by HMRC to the Company to settle the dispute relating to such PAYE and NICs, the Company shall notify the MIP Representative of such offer and shall give the MIP Representative a period of at least thirty days (or, if less, the period ending three Business Days before the last date on which such offer may be accepted) to consider such offer and to consult with the Vendors, any Remaining Shareholders, any present or former employees of any Energis Group Company, any other beneficiary of the Employee Benefit Trust or any successor, predecessor or assignee of any of them who in each case holds any interest in any Post-April 2003 MIP Shares. The Company shall consult with the MIP Representative regarding such offer, and shall take into account any comments made by the MIP Representative to the Company in writing within such period. For the avoidance of doubt, the Company shall not be obliged to respond to such offer in accordance with the views expressed by the MIP Representative nor to incorporate or reflect any comments made by the MIP Representative in the Company’s response to the offer.

12.4.6

The “MIP Representative” for the purposes of this Clause 12 shall initially be Nick Cooper of The Old House, 33 Main Street, Kibworth, Harcourt, Leicestershire, LE8 0NR. There shall be one MIP Representative from time to time. The MIP Representative may at any time appoint any individual as a successor to replace him or her in such role by giving the Company 5 Business Days notice of such appointment (including the name and address of such specified successor). Upon the expiry of such notice, the individual who is then the MIP Representative shall cease to hold such office, and the successor specified in such notice shall become the MIP Representative instead.

12.4.7	Each Vendor and the MIP Representative shall provide the Company with any information reasonably requested by the Company for the purposes of pursuing such discussions, correspondence or appeal.

12.4.8

For the avoidance of doubt, the Company and the Purchaser shall be entitled at any time to make clear to HMRC or any other relevant party that any action taken under Clause 12.4.1 or 12.4.2 is taken in performance of the Company’s obligations under this Agreement.

12.4.9

The Company shall not be required to take or continue taking any action under Clause 12.4.1 or 12.4.2 if at any time the Purchaser or the Company determines (in its absolute discretion) that taking or continuing to take any such action will or may have a material adverse effect on the business affairs or tax affairs of the Purchaser or the Company (including, without limitation, where the Purchaser or the Company determines, in its absolute discretion, that the tax treatment of the Pre-April 2003 MIP Shares contemplated in Clause 12.2.1 above will or may be prejudiced thereby).

12.5	Final Determination that no PAYE and NICs

12.5.1	For the purposes of this Clause 12, a “Final Determination” that any payment or right is not properly subject to PAYE and NICs shall be treated as having occurred only if and when:

(a)

HMRC has confirmed to the Purchaser or the Company (as the case may be), in writing and on terms which appear to the Purchaser or the Company (acting reasonably) to be irrevocable, that such payment or right is not properly subject to such PAYE and NICs; or

(b)

the question of whether such payment or right is properly subject to PAYE and NICs has been the subject of an appeal, such appeal has been determined by the relevant court or tribunal on the basis that such payment or right is not properly subject to such PAYE and NICs and either (1) such determination is a decision of the highest applicable court of appeal or (2) no appeal has been made against that determination and the latest time by which any party may appeal against that determination has passed.

12.5.2

If, before any consideration is paid for any Post-April 2003 MIP Shares pursuant to this Agreement, there is a Final Determination that the payment of such consideration is not properly subject to PAYE and NICs, and written notice of such Final Determination has been provided to the Purchaser and the Company at least three Business Days before the date on which such payment is due to be made, such payment shall be treated for the purposes of this Clause 12, notwithstanding the terms of Clause 12.3, as not being subject to PAYE and NICs.

12.5.3	If and to the extent that:

(a)

the Purchaser or the Company pursuant to Clause 12.3 deducts or withholds any amount in respect of PAYE and employees’ NICs from any payment otherwise payable to any Vendor, any Remaining Shareholder, any present or former employee of any Energis Group Company, any other beneficiary of the Employee Benefit Trust or any successor, predecessor or assignee of any of them (referred to in this Clause 12.5.3 as the “relevant participant”);

(b)	there is subsequently a Final Determination that such payment is not properly subject to such PAYE and employees’ NICs; and

(c)

HMRC refunds such PAYE and employees’ NICs to the Purchaser or the Company (for the avoidance of doubt, this Clause 12.5.3(c) shall not be satisfied where HMRC refunds such PAYE and NICs to any relevant participant), then the Purchaser or the Company (as the case may be) shall pay to the relevant participant an amount equal to the lesser of:

(i)	the amount of PAYE and any employees’ NICs which were so deducted or withheld; and

(ii)	the PAYE and employees’ NICs so refunded by HMRC to the Purchaser or the Company (as the case may be).

Any such payment shall be made by the Purchaser or the Company (as the case may be) on the date falling 10 Business Days after the later of the date on which the relevant participant mentioned above demands such payment and the date on which such PAYE or NICs are refunded by HMRC to the Purchaser or the Company. For the avoidance of doubt, neither the Purchaser nor the Company shall be obliged to make any payment, refund or reimbursement under this Clause 12.5.3 in respect of any employers’ NICs.

13	Entire Agreement

13.1

This Agreement, the documents in the Agreed Form and the other documents referred to in them constitute the entire agreement between, and understanding of, the Parties with respect to the subject matter of this Agreement and such documents supersede any prior written or oral agreement(s) or arrangement(s) between the Parties in relation thereto.

13.2

The Purchaser acknowledges that it has not entered into this Agreement, and will not enter into any of the documents in the Agreed Form to which it is a party, in reliance upon any warranty, representation or undertaking of the Vendors or any of them or of any other person except as expressly set out in this Agreement or such document.

13.3	Each Vendor warrants and agrees:

(i)

that it has not entered into this Agreement, and will not enter into any of the documents in the Agreed Form to which it is a party, in reliance upon any warranty, representation or undertaking given by any director, officer, employee, agent or adviser of any Energis Group Company; and

(ii)

it has no claim against any director, officer, employee, agent or adviser, of any Energis Group Company in respect of its Shares or otherwise in its capacity as a member of the Company and no beneficial owner of any such shares has any such claim provided that the Vendors make no such warranty and nothing in this Clause 13.3 shall waive or extinguish:

(a)	any claim a Vendor may have against a director, officer or employee in respect of fraud or dishonest misappropriation of funds; or

(b)

any right of redress that the Vendors may have against such director, officer or employee in respect of any gain made by any such director, officer or employee as a consequence of a dishonest breach by the Company or by that director, officer or employee of the Articles or the Investment Agreement dated 15 July 2002.

13.4	Any such director, officer, employee, agent or adviser as is referred to in Clause 13.3 may enforce the terms of Clause 13.3 in accordance with the Contracts (Rights of Third Parties) Act 1999.

14	General

14.1	No Party, and no third party to whom rights are given under this Agreement, shall assign its rights under this Agreement, save that:

14.1.1

the Purchaser may at any time assign all or part of the benefit of, or its rights or benefits under, this Agreement and any agreements referred to in this Agreement (including without limitation, the Vendor Warranties together with any causes of action arising in connection with any of them) to a subsidiary or holding company of the Purchaser or any subsidiary of such a holding company (provided that such assignee shall re-assign the benefit of this Agreement to the Purchaser if it shall cease to be a subsidiary, or holding company of the Purchaser or a subsidiary of such a holding company);

14.1.2

a person to whom a Vendor sells or transfers Sale Shares in accordance with Clause 5.4 and who executes a Deed of Adherence shall be entitled to the benefit of, and be bound by the obligations in, this Agreement as if such person were a Party to this Agreement as a Vendor (and, if the Shares transferred include EVOS, as an EVOS Vendor), provided that the liability of the Purchaser under this Agreement shall not be greater than it would have been but for any such assignment.

14.2

An existing holder of Shares which is not a Party may by executing a Deed of Adherence (with such amendments as are necessary to reflect the fact that the Deed of Adherence is not executed in connection with a transfer of Shares) become a Party and be entitled to the benefit of, and bound by the obligations in, this Agreement as if such person were a Party to this Agreement as a Vendor (and, if the Shares held by him include EVOS, as an EVOS Vendor), provided that the liability of the Purchaser under this Agreement shall not be greater than it would have been but for any such adherence. For the avoidance of doubt, such holder shall be deemed to give the Vendors’ Warranties in respect of itself and the Shares held by it.

14.3

Each of the Parties shall from time to time at its own cost (so far as within its power) do or procure to be done, now or in the future, all such further acts and things and execute or procure the execution of all such other documents as any other may from time to time reasonably require for the purpose of satisfying its obligations under this Agreement and, in particular:

14.3.1

each of the Vendors shall (so far as within their respective power) do all such acts and procure the execution of all documents in a form satisfactory to the Purchaser which the Purchaser may consider necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement;

14.3.2

each Vendor shall (to the extent only that it is able to do so by exercise of the voting rights attaching to the Sale Shares) take steps to procure that the Company complies with its obligations under this Agreement.

14.4

Each of the Vendors waives any rights of pre-emption over the Shares conferred on him or held by him either by virtue of the Company’s Articles of Association or by express agreement or otherwise for the purposes of the sale of Shares contemplated by this Agreement.

14.5	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

14.6	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

14.7

The obligations and liabilities of the Parties pursuant to this Agreement are several and each Party shall be liable only for his own default. If any liability of one or some but not all of the Vendors is, or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Vendors under this Agreement.

14.8	This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

14.9

Any person beneficially entitled to a payment under the Cash Bonus Plan or consideration for A Ordinary Shares may enforce those provisions of this Agreement which relate to such payment or consideration.

15	Notice

15.1

Any notice to be given under this Agreement shall be in writing and signed by or on behalf of the Party giving it and shall be served by delivering it personally or by courier to, in the case of a Vendor, the address shown against its name in Schedule 1 (or, if applicable, in the Deed of Adherence signed by it) or to such other address as may previously have been notified by that Party in accordance with this Clause, or in the case of the Company or the Purchaser its registered office.

15.2

Any such notice shall be deemed to have been received at the time of delivery at the relevant address provided that if delivery occurs before 9 am on a Business Day, the notice shall be deemed to have been received at 9 am on that day, and if deemed receipt occurs after 5 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 am on the next Business Day.

15.3	In proving service it shall be sufficient to prove that the envelope containing the relevant notice was delivered to the relevant address.

15.4	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

16	Governing law and jurisdiction

16.1	This Agreement is governed by and shall be construed in accordance with the laws of England.

16.2

The Parties submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

16.3	Any proceedings brought by any third party to enforce any Clause referred to in Clause 1.5 must be brought in the courts of England and Wales.

Executed as a Deed and delivered on the date set out at the head of this Agreement.

SCHEDULE 1

Part A

The EVOS Vendors

Name	1	Address	2	Sale Shares
Class of EVOS	No of EVOS	A1 Prefs	B Prefs
1	Barclays Bank PLC	54 Lombard Street, London EC3P 3AH	11th	388,070	12,518,217	15,127,829
2	Bayerische Hypo-und Vereinsbank AG, London Branch	41 Moorgate, London EC2R 6PP	4th	321,839	12,068,966	8,997,190
3	Export Development Canada	151 O’Connor, Ottowa, Canada K1A 1K3	8th	195,857	7,344,155	5,475,295
4	Fortis Bank S.A./N.V.	Camomile Court, Camomile Street, London EC3A 7PP	7th	111,918	4,196,660	3,128,740
5	HSBC Bank PLC	8 Canada Square, London, E14 5HQ	6th	223,837	8,393,320	6,257,479
6	JP Morgan Chase Bank	270 Park Avenue, New York NY10017	13th	359,014	11,430,152	14,315,559
7	Kensington International Limited	C/o Elliott , 712 Fifth Avenue, 36th Floor, New York, New York 10019	2nd 9th 10th	100,727 232,606 232,842	18,243,313	14,129,009
8	SOCGEN Nominees (UK) Limited	41 Tower Hill, London, EC3N 4SG	1st	165,517	6,206,897	4,627,126
9	Springfield Associates LLC	C/o Elliott , 712 Fifth Avenue, 36th Floor, New York, New York 10019	2nd 9th 10th	67,151 155,070 155,228	12,162,208	9,419,338
10	WestLB Finance (Credits) Limited	Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA	5th	349,425	13,103, 448	9,900,383
11	West Register (Investments) Limited	42 St Andrew Square, Edinburgh EH2 2YE	12th	382,388	12,306,141	14,968,979

Part B

A Ordinary Vendor

		Sale Shares
1 Name	2 Address	3 (A1 - A8 Ordinary Shares)	15th Ordinary
Archibald John Norman	Forbury Road, Reading, Berks RG1 3JH	1,000,000 of each (8,000,000 in total)	1,000,000

SCHEDULE 2

Part A

The Company

Name:	Chelys Limited
Date of incorporation:	9 May 2002
Registered number:	4434524
Registered office:	185 Park Street, London SE1 9DY
Accounting reference date:	31 March
Auditors:	KPMG LLP

Authorised share capital:

Enhanced Voting Ordinary Shares of 0.01p each	3,637,346
Fourteenth Ordinary Shares of 0.01p each	362,654
Fifteenth Ordinary Shares of 0.01p each	5,000,000
Sixteenth Ordinary Shares of 0.01p each	11,000,000
A Ordinary Shares of 0.01p each	40,000,000
A1 Preferred Shares of £1 each	150,000,000
A2 Preferred Shares of 10p each	17,500,000
B Preferred Shares of 0.01p each	113,333,333

Issued share capital:

Enhanced Voting Ordinary Shares of 0.01p each	3,637,346
Fourteenth Ordinary Shares of 0.01p each	362,654
Fifteenth Ordinary Shares of 0.01p each	5,000,000
Sixteenth Ordinary Shares of 0.01p each	11,000,000
A Ordinary Shares of 0.01p each	40,000,000
A1 Preferred Shares of £1 each	150,000,000
A2 Preferred Shares of 10p each	17,500,000
B Preferred Shares of 0.01p each	113,333,333

Directors (full name, usual residential address, nationality):

Archibald John Norman Forbury Road Reading Berks RG1 3JH	Rene Poisson 18 Leys Road Oxshott Leatherhead Surrey KT22 0QE	John Roland Wells 1 Underwood Close Canterbury Kent CT4 7BS
John Pluthero Flat 8 Prince Edward Mansions Hereford Road London W2 4WB	Richard Dorman Becketts Pavenham Road Felmersham Bedfordshire MK43 7EX	Sir Ian Gibson 21 Montague Avenue Gosforth Newcastle Upon Tyne NE3 4HY

Secretary (full name, usual residential address):

Nicholas Cooper

The Old House

33 Main Street

Kibworth

Harcourt

Leicestershire

LE8 0NR

Tax residence: United Kingdom

Part B

Other Energis Group Companies

Name:	Energis Holdings Limited
Date of incorporation:	14 October 1998
Registered number:	03649524
Registered office:	185 Park Street, London, SE1 9DY
Accounting reference date:	31 March 2004
Auditors:	KPMG LLP
Authorised share capital:	180,000,000 Ordinary shares of £1.00 each
Issued share capital:	177,466,227 Ordinary shares of £1.00 each
Members:	Chelys Limited (holds 100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors:	Archibald John Norman Forbury Road Reading Berks RG1 3JH British	John Pluthero Flat 8, Prince Edward Mansion Hereford Road London, W2 4WB British
Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	United Kingdom

Name:	Energis Communications Limited
Date of incorporation:	18 July 1991
Registered number:	02630471
Registered office:	185 Park Street, London, SE1 9DY
Accounting reference date:	31 March
Auditors:	KPMG LLP
Authorised share capital:	300,000,000 Ordinary shares of 10 pence each
Issued share capital:	196,008,208 Ordinary shares of 10 pence each
Members:	Energis Holdings Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors:	Archibald John Norman Forbury Road Reading Berks RG1 3JH British	John Pluthero Flat 8, Prince Edward Mansion Hereford Road London, W2 4WB British

Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR

Tax residence:	United Kingdom

Name:	MetroHoldings Limited
Date of incorporation:	16 February 1998
Registered number:	03511122
Registered office:	185 Park Street, London, SE1 9DY
Accounting reference date:	31 March 2004
Auditors:	KPMG LLP
Authorised share capital:	100,000,000 Ordinary shares of £1 each
Issued share capital:	17,163,000 Ordinary shares of £1 each
Members:	Energis Holdings Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors:	Archibald John Norman Forbury Road Reading Berks RG1 3JH British	John Pluthero Flat 8, Prince Edward Mansion Hereford Road London, W2 4WB British
Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	United Kingdom

Name:	T3 Telecommunications Limited
Date of incorporation:	2 November 1998
Registered number:	03659931
Registered office:	185 Park Street, London, SE1 9DY
Accounting reference date:	31 March 2004
Auditors:	KPMG LLP
Authorised share capital:	1000 Ordinary shares of £1 each
Issued share capital:	1 Ordinary share of £1
Members:	Energis Holdings Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors:	Archibald John Norman Forbury Road Reading Berks RG1 3JH British	John Pluthero Flat 8, Prince Edward Mansion Hereford Road London, W2 4WB British
Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	United Kingdom

Name:	Energis Squared Limited
Date of incorporation:	24 March 1995
Registered number:	03037442
Registered office:	185 Park Street, London, SE1 9DY
Accounting reference date:	31 March 2004
Auditors:	None required
Authorised share capital:	30,000,000 Ordinary Shares of 25 pence each
Issued share capital:	24,000,000 Ordinary Shares of 25 pence each
Members:	Energis Holdings Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors:	Archibald John Norman Forbury Road Reading Berks RG1 3JH British	John Pluthero Flat 8, Prince Edward Mansion Hereford Road London, W2 4WB British
Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	United Kingdom

Name:	Energis Management Limited
Date of incorporation:	10 August 2000
Registered number:	04050367
Registered office:	185 Park Street, London, SE1 9DY
Accounting reference date:	31 March 2004
Auditors:	KPMG LLP
Authorised share capital:	100 Ordinary shares of £1 each
Issued share capital:	3 Ordinary shares of £1 each
Members:	Energis Holdings Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors:	Archibald John Norman Forbury Road Reading Berks RG1 3JH British	John Pluthero Flat 8, Prince Edward Mansion Hereford Road London, W2 4WB British
Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	United Kingdom

Name:	Energis Mobile Limited
Date of incorporation:	10 August 2000
Registered number:	04050420
Registered office:	185 Park Street, London, SE1 9DY
Accounting reference date:	31 March 2004
Auditors:	None required
Authorised share capital:	100 Ordinary Shares of £1 each
Issued share capital:	2 Ordinary shares of £1 each
Members:	Energis Holdings Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors:	Archibald John Norman Forbury Road Reading Berks RG1 3JH British	John Pluthero Flat 8, Prince Edward Mansion Hereford Road London, W2 4WB British
Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	United Kingdom

Name:	Energis Integration Services Limited
Date of incorporation:	24 September 1985
Registered number:	01949601
Registered office:	185 Park Street, London, SE1 9DY
Accounting reference date:	31 March
Auditors:	KPMG LLP
Authorised share capital:	1,000,000 Ordinary Shares of £1 each
Issued share capital:	300,000 Ordinary shares of £1 each
Members:	Energis Holdings Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors:	Archibald John Norman Forbury Road Reading Berks RG1 3JH British	John Pluthero Flat 8, Prince Edward Mansion Hereford Road London, W2 4WB British
Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	United Kingdom

Name:	Energis Local Access Limited
Date of incorporation:	10 August 2000
Registered number:	04050390
Registered office:	185 Park Street, London, SE1 9DY
Accounting reference date:	31 March 2004
Auditors:	KPMG LLP
Authorised share capital:	20,000,000 Ordinary Shares of £1 each
Issued share capital:	100,002 Ordinary shares of £1 each
Members:	Chelys Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors:	Archibald John Norman Forbury Road Reading Berks RG1 3JH British	John Pluthero Flat 8, Prince Edward Mansion Hereford Road London, W2 4WB British
Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	United Kingdom

Name:	Energis (Ireland) Limited
Date of incorporation:	09 March 1999
Registered number:	NI 35793
Registered office:	Energis House, Sydenham Business Park, 9 Heron Avenue, Belfast, BT3 9LF
Accounting reference date:	31 March 2004
Auditors:	KPMG LLP
Authorised share capital:	£76,751,000 divided into 35,000,000 A ordinary shares of £1 each; 35,000,000 B ordinary Shares of £1 each; 6,750,000 C ordinary Shares of £1 each and 1,000 D ordinary shares of £1 each
Issued share capital:	£60,000,000 divided into 28,125,000 A ordinary shares, 28,125,000 B ordinary shares, 3,750,000 C ordinary shares and 1,000 D ordinary shares
Members:	Energis Holdings Limited (all issued shares except 500 D ordinary shares)	Energis plc (in administration) (500 D ordinary shares)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors:	John Pluthero Flat 8, Prince Edward Mansion Hereford Road London W2 4WB British	James Philip Bishop 15 The Green Sutton Courtenay OX14 4AE England British
Conal Henry 59 Beechpark Drive Foxrock Dublin 18 Ireland Irish
Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	Northern Ireland

Name:	Because Limited
Date of incorporation:	6 June 1996
Registered number:	EI249981
Registered office:	Unit B, Willesborough Industrial Estate, Clonshaugh, Dublin 17
Accounting reference date:	31 March 2004
Auditors:	KPMG
Authorised share capital:	€1,269,738.08 divided into 1,000,000 Ordinary Shares of €1.26973808 each
Issued share capital:	2 Ordinary Shares
Members:	Stentor Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors :	James Philip Bishop 15 The Green Sutton Courtenay OX14 4AE England British	Conal Henry 59 Beechpark Drive Foxrock Dublin 18, Ireland Irish
Secretary :	Sarah Robinson 84 Primley Park Drive Alwoodley Leeds LS17 7LR England
Tax residence:	Republic of Ireland

Name:	Stentor Technologies Limited
Date of incorporation:	26 June 1996
Registered number:	EI251130
Registered office:	Unit B, Willesborough Industrial Estate, Clonshaugh, Dublin 17
Accounting reference date:	31 March 2004
Auditors:	KPMG
Authorised share capital:	€1,269,738.08 divided into 1,000,000 Ordinary Shares of €1.26973808 each
Issued share capital:	1 Ordinary Share
Members:	Stentor Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors :	James Philip Bishop 15 The Green Sutton Courtenay OX14 4AE England British	Conal Henry 59 Beechpark Drive Foxrock Dublin 18, Ireland Irish
Secretary :	Sarah Robinson 84 Primley Park Drive Alwoodley Leeds LS17 7LR England
Tax residence:	Republic of Ireland

Name:	Stentor Limited
Date of incorporation:	14 December 1995
Registered number:	EI242245
Registered office:	Unit B, Willsborough Industrial Estate, Clonshaugh, Dublin 17
Accounting reference date:	31 March 2004
Auditors:	KPMG
Authorised share capital:	€14,701,893.60 divided into 245,031,560 Ordinary shares at €0.06 each
Issued share capital:	140,304,295 Ordinary Shares
Members:	Energis (Ireland) Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors :	James Philip Bishop 15 The Green Sutton Courtenay OX14 4AE England British	Conal Henry 59 Beechpark Drive Foxrock Dublin 18 Ireland Irish
Secretary :	Sarah Robinson 84 Primley Park Drive Alwoodley Leeds LS17 7LR England
Tax residence:	Republic of Ireland

Name:	Energis Communications (Ireland) Limited
Date of incorporation:	29 April 1995
Registered number:	EI232729
Registered office:	Unit B, Willsborough Industrial Estate, Clonshaugh, Dublin 17
Accounting reference date:	31 March 2004
Auditors:	KPMG
Authorised share capital:	€4,000,000 divided into 200,000,000 shares of €0.02 each
Issued share capital:	10,000 Ordinary Shares
Members:	Stentor Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors :	James Philip Bishop 15 The Green Sutton Courtenay OX14 4AE England British	Conal Henry 59 Beechpark Drive Foxrock Dublin 18 Ireland Irish
Secretary :	Nick Cooper The Old House 33 Main Street Kibworth Harcourt Leicestershire, LE8 0NR
Tax residence:	Republic of Ireland

Name:	Stentor Corp.
Date of incorporation:	20 May 1996
FEI number:	650679057
Registered office:	312 NE 17th Ave, Ft. Lauderdate, FL 33301, United States of America
Accounting reference date:	N/A
Auditors:	N/A
Authorised share capital:	N/A
Issued share capital:	N/A
Members:	N/A
Class of Company:	Corporation - Private
Loan Capital:	N/A
Directors:	Conal Henry 59 Beechpark Drive Foxrock Dublin 18 Ireland Irish	James Philip Bishop 15 The Green Sutton Courtenay OX14 4AE England British
Secretary:	Nicholas Ian Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	Florida, United States

Name:	Stentor Communications Limited
Date of incorporation:	15 July 1996
Registered number:	03224579
Registered office:	185 Park Street, London, SE1 9DY
Accounting reference date:	31 March 2004
Auditors:	KPMG LLP
Authorised share capital:	1,000,000 ordinary shares of £1 each
Issued share capital:	1 ordinary share of £1
Members:	Stentor Limited (100%)
Class of Company:	Private Limited Company
Loan Capital:	None
Directors :	James Philip Bishop 15 The Green Sutton Courtenay OX14 4PE British	Conal Henry 59 Beechpark Drive Foxrock Dublin 18, Ireland Irish
Secretary :	Nick Cooper The Old House 33 Main Street Kibworth, Harcourt Leicestershire, LE8 0NR
Tax residence:	Republic of Ireland

Part C

Facilities Security

English Security
Company	Document	Date	Chargee
Chelys Limited	Deed of Debenture and Assignment	16.07.2002	The Royal Bank of Scotland plc as security trustee
Energis Holdings Limited	Deed of Debenture and Assignment	16.12.1999	The Toronto-Dominion Bank as security trustee (as transferred to The Royal Bank of Scotland plc)
	Deed of Debenture and Assignment	03.01.2002	The Royal Bank of Scotland plc as security trustee
	Deed of Debenture and Assignment	16.07.2002	The Royal Bank of Scotland plc as security trustee
Energis Communications Limited	Deed of Debenture and Assignment	16.12.1999	The Toronto-Dominion Bank (as transferred to The Royal Bank of Scotland plc)
	Deed of Debenture and Assignment	03.01.2002	The Royal Bank of Scotland plc as security trustee
	Deed of Debenture and Assignment	16.07.2002	The Royal Bank of Scotland plc as security trustee
Energis (Ireland) Limited	Security Accession	31.03.2003	The Royal Bank of Scotland plc as security trustee
T3 Communications Limited	Deed of Debenture and Assignment	16.07.2002	The Royal Bank of Scotland plc as security trustee
Energis Squared Limited	Deed of Debenture and Assignment	16.07.2002	The Royal Bank of Scotland plc as security trustee

Energis Mobile Limited	Deed of Debenture and Assignment	16.07.2002	The Royal Bank of Scotland plc as security trustee
Energis Integration Limited	Deed of Debenture and Assignment	16.07.2002	The Royal Bank of Scotland plc as security trustee
Energis Management Limited	Deed of Debenture and Assignment	16.07.2002	The Royal Bank of Scotland plc as security trustee
Metroholdings Limited	Deed of Debenture and Assignment	16.07.2002	The Royal Bank of Scotland plc as security trustee

Scottish Security
Company	Document	Date	Chargee
Energis Communications Limited	Standard Security	10.06.2003	The Royal Bank of Scotland plc as security trustee

Part D

Other Charges

Company	Document	Date	Chargee
Stentor Technologies Limited	Debenture	22.09.1998	The Foreign and Colonial Utilities Investment Trust Plc
Stentor Technologies Limited	Debenture	22.02.1999	The Foreign and Colonial Utilities Investment Trust Plc
Energis Communications (Ireland) Limited	Debenture	22.09.1998	The Foreign and Colonial Utilities Investment Trust Plc
Energis Communications (Ireland) Limited	Debenture	22.02.1999	The Foreign and Colonial Special Utilities Investment Trust Plc
Energis (Ireland) Limited	Novation agreement and Composite Debenture	21.08.2002 and 24.05.2001	Viridian Energy Ltd
Stentor Limited	Debenture	22.09.1998	Foreign and Colonial Special Investment Trust Plc
Stentor Limited	Debenture	22.02.1999	Foreign and Colonial Special Utilities Investment Trust Plc
Stentor Limited	Debenture	22.10.1999	Ulster Bank Commercial Services Ltd
Stentor Limited	Novation Agreement and Composite Debenture	21.08.2002 and 24.05.2001	Viridian Energy Ltd

SCHEDULE 3

Part A

Completion obligations of the Vendors

1

Each Vendor shall deliver to the Purchaser a duly executed and completed stock transfer in favour of the Purchaser or its nominee(s) in respect of the Sale Shares registered in such Vendor’s name together with the certificate (if any) for such Sale Shares (or an indemnity in respect of any missing certificate).

2	Mr Norman will resign as a Director of each of the Energis Group Companies of which he is a director and resign from any position of employment.

SCHEDULE 3

Part B

Completion Obligations of the Purchaser

The Purchaser shall make the payments required to be made by it in accordance with Part D of Schedule 3

SCHEDULE 3

Part C

Completion Obligations of the Energis Group Companies

1	The Company shall deliver to the Purchaser:

1.1

the common seal (if any) and all statutory books of each Energis Group Company made up to the Completion Date and all certificates of incorporation and on change of name of each such company in their possession;

1.2	at their respective premises, the Books and Records of each Energis Group Company;

1.3

a copy of a letter from the auditors of each Energis Group Company resigning their office as auditors of each such company with effect from Completion and accompanied by the statement required by Companies Act 1985 section 394, originals of such letter to be deposited at the registered office of each such company;

1.4

resignation letters in the Agreed Form marked “I” signed by such directors and secretaries of Energis Group Companies as the Purchaser may nominate not less than four Business Days prior to Completion, resigning such offices with effect from Completion;

1.5	evidence of termination of the Swaps subject only to any payment to be made in accordance with Part D of this Schedule 3;
1.6

evidence of the release or termination of the registered security interests affecting the assets of the Energis Group Companies which secure sums owed under various agreements and are listed in Part D of Schedule 2.

2

The Company shall deliver the Deeds of Release and Satisfaction duly executed by the Agent/Security Trustee to the Company’s Solicitors to be held in escrow for release on completion of the Facility C Agreement.

3

The Company shall authorise an Energis Group Company in accordance with Article 7.4.3 of the Articles to execute and deliver to the Purchaser stock transfers in favour of the Purchaser or its nominee(s) in respect of all Shares other than the Sale Shares.

4

The Company shall deliver to the Purchaser duly executed transfers in respect of any shares in any of Energis Group Companies not held by the Company or another Energis Group Company excluding the 500 D shares in Energis (Ireland) Limited held by Energis plc (in administration), but without prejudice to the obligations of the Company under Clause 5.

5	The Company shall, and shall procure that the other Energis Group Companies shall make the payments to be made by them, in accordance with Part D of Schedule 3.

SCHEDULE 3

Part D

Amounts due at and as a result of Completion

1

The Purchaser shall pay by electronic funds transfer for same day value to such account as the Company shall nominate, to be held on trust for the holders of the Shares in accordance with Article 7.4.2 (iii) of the Articles, the cash consideration payable in accordance with Clause 4.1 subject to appropriation and deduction by the Company of PAYE and employees’ NICs in accordance with Clause 12 (as set out in the table below).

2

The Purchaser shall advance to the Company, by way of electronic transfer for same day value, sufficient funds in order that, in conjunction with the Company’s available cash balances at Completion, the Company shall be able to make and shall make on its own behalf (or where applicable shall procure that the relevant Energis Group Company makes) the payments noted against its name in the table below.

3	The payments noted against the name of the Purchaser will be paid by the Purchaser in accordance with paragraph 1 above, Clause 12 of this Agreement, the Facility C Agreement or the Schemes.

Table of amounts due at and as a result of Completion

Payer	Payee	Purpose	On the basis of minimum cash amount to holders of “A” Ordinary Shares	=	On the basis of maximum cash amount to holders of “A” Ordinary Shares
Acquisition of shares
Purchaser	The Company on trust for Mr Norman and the EBT trustee for the benefit of holders of Pre-April 2003 MIP Shares	To pay entitlements to cash consideration in accordance with Clause 4.1	6,357,918	=	6,966,958
Purchaser	The Company on trust for EBT trustee for the benefit of (a) holders of Post-April 2003 MIP Shares and (b) EBT trustee itself in respect of “unallocated” A Ordinary Shares (to fund 2005 MIP Equity-based Entitlements)	To pay net entitlements to cash consideration in accordance with Clause 4.1 and 2005 MIP Equity-based Entitlements (in each case, after deduction/retention of PAYE and employees’ NICs)	3,793,253[1]	=	4,453,047[1]
Purchaser	The Company for payment to HMRC	PAYE and employees’ NICs due on acquisition of A1 and A2 Ordinary Shares and 2005 MIP Equity-based Entitlements	=	3,094,491[1]	=
			13,245,662		14,514,496
Repayment of loans
Company	Viridian	To repay debt owed to Viridian	=	5,447,448
Company	The Agent	To repay debt owed in respect of the New Money Facility	=	145,028,000	=
Company	The Agent	To repay debt owed in respect of the “A” Facility	=	145,028,000	=
Company	The Agent	To repay debt owed in respect of the “B” Facility	=	100,000,000	=
				395,503,448	=
Management Cash Bonus Plan
Company	Employees entitled to payments in respect of the Cash Bonus Plan	To pay net entitlements (after deduction / retention of PAYE and employees’ NICs)	=	11,505,000[1]	=
Company	HMRC	Employee PAYE	=	7,995,000[1]	=
______________

1 The figures in the table assume all holders of Post-April 2003 MIP Shares, holders of 2005 MIP Equity-based Entitlements and participants in the Cash Bonus Plan are higher rate tax payers and that PAYE and employees’ NICs will be deducted at a combined rate of 41%. The actual PAYE and NICs to be deducted will be calculated immediately prior to Completion. All figures in the table relating to the 2005 MIP Equity-based Entitlements (i.e. the payments and the PAYE and employers’ and employees’ NICs thereon) are aggregated with those for the Post-April 2003 MIP Shares and will need to be disaggregated before Completion. It is intended that the Purchaser will pay the consideration for the “unallocated” A Ordinary Shares, which are held by the EBT trustee as principal, to the Company pursuant to the Articles, the Company will pay the PAYE and employers’ and employees’ NICs to HMRC and the Company will retain the amount of the PAYE and the employees’ NICs from its payment to the EBT trustee. The gross cost suffered by the Purchaser and the Company will therefore be equal to the net 2005 MIP Equity-based Entitlements plus the PAYE and employers’ and employees’ NICs.

Payer	Payee	Purpose	On the basis of minimum cash amount to holders of “A” Ordinary Shares	=	On the basis of maximum cash amount to holders of “A” Ordinary Shares and NICs due on Cash Bonus Plan
19,500,000
Employers National Insurance Contributions
Company	HMRC	Employer NICs on Post-April 2003 MIP Shares and 2005 MIP Equity-based Entitlements	=	966,085[1]	=
Company	HMRC	Employer NICs on Cash Bonus Plan		2,496,000	=
3,462,085
Expenses
Company	Parties detailed in Fees and Costs Schedule	To pay fees and costs listed in Fees and Costs Schedule (including VAT)	=	6,161,984[2]	=

Payer	Payee	Purpose	On the basis of minimum cash amount to holders of “A” Ordinary Shares	=	On the basis of maximum cash amount to holders of “A” Ordinary Shares
Facility C
Purchaser	Agent on behalf of holders of Facility C debt	Cash amount (i) for acquisition of Facility C debt, payable on the business day after Completion of this Agreement pursuant to the Facility C Agreement or (ii) payable in respect of release of Facility C Debt pursuant to the Schemes	282,126,821[2]	=	280,857,987[2]
		Total	720,000,000		720,000,000

It is acknowledged that the total of the amounts detailed in the above table shall be £720,000,000.

At Completion, the Purchaser will also advance to the Company by way of electronic transfer for same day value sufficient funds in order that, in conjunction with the Company’s then existing cash balances, the Company shall on its own behalf, or where applicable shall procure that the relevant Energis Group Company shall, pay accrued interest accrued on the Viridian loan, the New Money Facility, the A Facility and the B Facility. The expected amounts or basis of calculation of accrued interest are set out in Schedule 8 to this Agreement.

______________

2 The actual costs and expenses payable by the Energis Group in respect of the categories of costs and expenses identified on the Fees and Costs Schedule at Completion shall be calculated by the Company and (to the extent any such sum differs from that Schedule) agreed by the Purchaser and shall be paid at Completion; if the actual aggregate exceeds the sum shown in the above table the sum payable in respect of Facility C shall be reduced by a corresponding amount, and if such aggregate is less than such sum, the sum payable in respect of Facility C shall be increased.

SCHEDULE 4

Conduct of business

Part A

The Company undertakes with the Purchaser that it shall not, and it shall procure that no Energis Group Company shall, between the time of this Agreement and Completion, without the prior written consent of the Purchaser, which consent may be withheld at the absolute discretion of the Purchaser:

1.	declare, make or pay any dividend or other distribution;

2.

create, grant or issue, or agree to create, grant or issue, any mortgages, charges, debentures or other security (other than liens arising by operation of law), or redeem or agree to redeem any such security, or give or agree to give any guarantees or indemnities, save for guarantees or indemnities in relation to contracts with customers and suppliers where such guarantees or indemnities are given on a basis consistent with past practice and in the ordinary course of business;

3.

create, allot or issue or agree to create, allot or issue any shares or other securities of whatsoever nature convertible into shares (save, for the avoidance of doubt, for any allocation of existing A Ordinary Shares by the EBT Trustee);

4.	create, issue, redeem or grant any option or right to subscribe in respect of any share capital or agree so to do;

5.	incur any bank borrowings otherwise than by drawing against existing overdraft facilities in the ordinary course of business or agree to do so, or open any new bank accounts;

6.	alter the provisions of its Memorandum or Articles of Association or adopt or pass further regulations or resolutions inconsistent therewith;

7.	change its accounting reference date;

8.

make any substantial change in the nature of its business or discontinue or cease to operate all or a material part of its business, change its residence for taxation purposes or establish any permanent establishment, branch, agency or other taxable presence in any jurisdiction outside the UK;

9.	reduce its share capital or purchase its own shares;

10.

pass any resolutions in general meeting or by way of written shareholder resolution, including, without limitation, any resolution for winding-up, or to capitalise any profits or any sum standing to the credit of share premium account or capital redemption reserve fund or any other reserve;

11.

other than hedging relating to customer contracts entered into in the ordinary course of business, enter into any interest rate or currency derivative transaction, including swaps, options, contracts for differences or any contract containing an embedded derivative for the purposes of International Financial Reporting Standards; or

12.	expend any cash in excess of £500,000 in aggregate other than in the ordinary course of business; or

13.

acquire or dispose of (or enter into any option to acquire or dispose of) any shares or business or enter into any joint venture or agree to do so (excluding, for the avoidance of doubt, any arrangement in the ordinary course of business and consistent with past practice under which customer contracts are entered into jointly with other suppliers).

Part B

In addition, the Company undertakes with the Purchaser that it shall not, and it shall procure that no Energis Group Company shall, between the time of this Agreement and Completion without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed); (for this purpose, if the Company seeks consent from Francesco Caio (or, in his absence, any person to whom he may delegate this role) and does not receive a written reply refusing consent before 5.00 p.m. on the fourth Business Day after the Purchaser is notified in writing and with sufficient detail of the request, prior written consent will be deemed to have been given):

engage or dismiss other than for cause any employee earning £100,000 base salary per annum or more (except where the engagement or dismissal process has already commenced) or make any variation to the terms and conditions of employment of such employees or any of them other than salary increases and changes in benefits in the ordinary course (save, for the avoidance of doubt, for any allocation of the Cash Bonus Plan or existing A Ordinary Shares);

1.	appoint any director of the Company;

2.

terminate, amend or waive rights under, any contract with a value (whether in terms of revenue or expenditure) in excess of £5,000,000 per annum or £5,000,000 in aggregate with a single customer of the Energis Group, or commit to such a contract otherwise than in the ordinary course of business and consistent with past practice, or agree to do any of the foregoing, provided nothing in this paragraph will require any member of the Energis Group to disclose the name of any contracting party in order to obtain the Purchaser’s consent;

3.

commit to any capital expenditure (1) in respect of any individual commitment with a value in excess of £2,000,000 or (2) in respect of any project or decision which may comprise of a number of separate commitments of amounts that are individually less than £2,000,000, but in aggregate, for the whole project or decision, are in excess of 2,000,000, or agree to do so (excluding commitments reasonably necessary to fulfil obligations existing and approved in accordance with Energis Group approval procedures on or prior to 22 July 2005 under customer contracts);

4.

acquire or dispose of (or enter into any option to acquire or dispose of) assets (including the acquisition of assets under finance leases) having a value in excess of £250,000 in any one transaction or £250,000 in aggregate, or agree to do so (excluding acquisitions or disposals reasonably necessary to fulfil obligations existing and approved in accordance with Energis Group approval procedures on or prior to 22 July 2005 under customer contracts);

5.	commence litigation (otherwise than as a defendant) with financial consequences in costs or liability likely to exceed £250,000.

SCHEDULE 5

Schemes of Arrangement

If by the date 10 Business Days after the date of this Agreement (or such other date as the Company and the Purchaser may agree), irrevocable commitments to enter into the Facility C Agreement have not been received from all the Facility C Lenders, the Company will co-operate with the Purchaser and take or cause to be taken all such steps as are within its power and are necessary and reasonable to implement Schemes in respect of itself and each of the other Scheme Companies (as defined in the Scheme Document) as soon as reasonably practicable, including without limitation:

1	the Company will, as soon as reasonably practicable, apply to the Court for liberty to convene the Court Meetings and file such documents as may be necessary in connection therewith;

2

upon the Court making the order necessary for the purpose of convening the Court Meetings and the necessary documents being settled with the Court and approved by the Purchaser, the Company shall, together with the Purchaser, use all reasonable endeavours to publish the requisite documents, including the Scheme Document and appropriate form of proxy and thereafter in a timely manner publish and/or post such other documents and information as the Court may approve or require from time to time in connection with the due implementation of the Schemes;

3

following the Court Meetings, and assuming the resolutions to be proposed at each Court Meeting have been passed by the requisite majorities and the conditions set out in the Scheme Document have been met, the Company will, and will procure that each other Scheme Company will, take any action reasonably necessary to make the Schemes effective, including causing an office copy of each Court Order to be filed with the Registrar of Companies;

4	the Company will use all reasonable endeavours to ensure the time period between the posting of the Scheme Document and the Effective Date is as short as reasonably possible; and

5	the Company will keep the Purchaser informed of all developments which are or are likely to be material to the successful implementation of the Schemes.

The Company agrees to co-ordinate implementation of the Schemes with the Purchaser, and in particular agrees that it shall not:

1	apply to Court for liberty to convene the Court Meeting;

2	publish and/or despatch the Scheme Document and accompanying form of proxy;

3	apply to Court to sanction the Schemes; or

4	file or register the Court Order with the Registrar of Companies,

without prior consultation with the Purchaser and shall not seek to amend the Schemes after despatch of the Scheme Document without the written consent of the Purchaser, not to be unreasonably withheld or delayed.

The Purchaser undertakes:

1	to give the undertakings required to be given by it for the purposes of the Schemes and to instruct Counsel and attend all applicable directions and court hearings for that purpose;

2	to pay to the Scheme Creditors (as defined in the Schemes) the Cash Consideration and the Contingent Consideration (as defined in the Schemes) in accordance with the terms of the Schemes.

SCHEDULE 6

Contingent Consideration Terms

1	Definitions

In this Schedule, in addition to the definitions set out in Clause 1 of this Agreement, the following definitions shall apply:

acting in concert: the meaning ascribed to that term in the City Code on Takeovers and Mergers;

A Ordinary Shareholders: the persons who are registered holders of the A1 Ordinary Shares and A2 Ordinary Shares (as defined in the Articles) immediately prior to Completion;

Change of Control: any person (either alone or taken together with persons acting in concert with that person) acquiring Control of Cable and Wireless, but excluding a Change of Control arising in consequence of a Topco Scheme;

Cable and Wireless: Cable and Wireless plc, provided that if a Topco Scheme is effected, references to Cable and Wireless shall be construed as references to Topco;

Cable and Wireless Shares: Ordinary Shares of 25 pence each in the capital of Cable and Wireless provided that:

(a)

if such shares are at any time subdivided or consolidated into Cable and Wireless Shares of a different nominal value, references to Cable and Wireless Shares shall be construed as references to shares of such different nominal value; and

(b)	if a Topco Scheme is effected, references to Cable and Wireless Shares shall be construed as references to ordinary shares of the relevant nominal value in the capital of Topco;

Control: as defined in Section 840 of the Income and Corporation Taxes Act 1988;

dealing day: any day on which the London Stock Exchange is open for trading;

Facility C Consideration Terms: the terms (being substantially the same as the terms set out in this Schedule) governing payment of Contingent Consideration to the Facility C Lenders, whether under the terms of the Facility C Agreement or under the terms of the Schemes;

Independent Financial Adviser: the Independent Financial Adviser (if any) appointed in accordance with, the Facility C Consideration Terms;

Information Source: Bloomberg page “CW/ LN Equity HP” (or, if such source ceases to be available, such other source as shall be determined to be appropriate by an Independent Financial Adviser);

Initial Reference Price: 135 pence;

London Stock Exchange: the London Stock Exchange plc, together with any successors thereto;

Month: a calendar month;

Month N: a particular month falling after the Completion Date, where Month 0 is the month in which the Completion Date falls, Month 1 is the month immediately following Month 0, Month 2 is the month immediately following Month 1, and so on;

Official List: the official list of the UKLA;

Payment: a payment of Contingent Consideration, whether in cash or Cable and Wireless Shares, made under paragraph 2 below;

Payment Date: the fourth dealing day of each month, beginning with Month 28 and ending with Month 37 or, where a payment is to be made under paragraph 2.4 below, the date on which such payment is required to be made under the terms of that paragraph;

Payment Price: in respect of each Payment Date, the three month VWAP as at last dealing day of the Month immediately prior to the Month in which the Payment Date falls, expressed in pence (rounded down to the nearest whole penny or half penny);

Reference Price: the Initial Reference Price expressed in pence, subject only to adjustment in accordance with paragraph 3 below:

Specified Maximum: £80,000,000 multiplied by the A Ordinary Contingent Consideration Percentage (the A Ordinary Contingent Consideration Percentage being expressed for these purposes as a fraction the denominator of which is 100);

Subsidiary: the meaning ascribed to that term in section 736 Companies Act 1985;

three month VWAP: as at the last dealing day of a given Month, the mean of the daily average price weighted by volume of a Cable and Wireless Share listed on the London Stock Exchange on each dealing day in that Month and the two preceding Months in each case appearing on or derived from the Information Source (it being the intention that if, during that period of three months an event occurs which gives rise to an adjustment to the Reference Price under paragraph 3, the three month VWAP should if necessary be adjusted so that it is comparable to the Reference Price as adjusted);

Topco Scheme: means a scheme of arrangement which effects the interposition of a limited liability company (Topco) between the Shareholders of Cable and Wireless immediately prior to the scheme of arrangement (the Existing Shareholders) and Cable and Wireless, provided that immediately after completion of the scheme of arrangement the Existing Shareholders are the only shareholders of Topco (save for any such shareholders ceasing to be shareholders under or pursuant to the scheme of arrangement) and that all Subsidiaries of Cable and Wireless immediately prior to the scheme of arrangement (other than

Topco if Topco is then a Subsidiary of Cable and Wireless) are Subsidiaries of Cable and Wireless (or of Topco) immediately after the scheme of arrangement;

UKLA: the Financial Services Authority in its capacity as the competent authority under the Financial Services and Markets Act 2000;

VWAP: in respect of a Cable and Wireless Share on any dealing day, the average price weighted by volume of a Cable and Wireless Share appearing on or derived from the Information Source on such dealing day, provided that:

(i)

if, on any such dealing day, such price is not available or cannot otherwise be determined as provided above, the VWAP of a Cable and Wireless Share in respect of such dealing day shall be the VWAP, determined as provided above, on the immediately preceding dealing day on which the same can be so determined; and

(ii)	if:

(a)

any dividend or other entitlement in respect of the Cable and Wireless Shares is announced on or prior to the relevant Payment Date in circumstances where the record date or other due date for establishment of entitlement in respect of such dividend or entitlement shall be on or after the relevant Payment Date; and

(b)	on the dealing day on which the average price weighted by volume is determined as provided above, the price per Cable and Wireless share is based on a price ex-dividend or ex-any other entitlement,

then such price shall be increased by an amount equal to the amount of any such dividend or other cash entitlement or, as the case may be, the Fair Market Value of any entitlement or dividend (where that is other than cash) as at the date of announcement of such entitlement or dividend per Cable and Wireless Share (excluding, in the case of a dividend in cash, any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom).

2	Payment of Contingent Consideration

2.1

Subject as provided in paragraph 5, Cable and Wireless shall, on each Payment Date, pay to the A Ordinary Shareholders an aggregate amount of Contingent Consideration calculated in accordance with the following formula:

CC = £1,250,000 x ACP x [(PP-RP) x IRP] - ACC

                                                               RP

where:

CC	= the Contingent Consideration (if any) to be paid on that Payment Date;

IRP	= the Initial Reference Price;

RP	= the Reference Price, as in force at the relevant Payment Date;

PP	=	the Payment Price in respect of the relevant Payment Date;

ACC	=	the aggregate amount of the Contingent Consideration paid under this Schedule on all previous Payment Dates;

ACP	=	the A Ordinary Contingent Consideration Percentage expressed as a fraction, the denominator of which is 100;

provided that:

2.1.1	no Payment shall be made if the product of the formula is nil or negative; and

2.1.2	the aggregate amount of Contingent Consideration paid (under this paragraph and under paragraph 2.4) shall not exceed the Specified Maximum.

2.2

Cable and Wireless shall satisfy any obligation to make a Payment in cash or, if Cable and Wireless so elects irrevocably by written notice to the A Ordinary Shareholders not later than 10 dealing days prior to the Payment Date, and subject to the provisions of paragraph 2.3, wholly or partly by the issue of Cable and Wireless Shares, credited as fully paid. If such Payment is to be satisfied partly in cash and partly in Cable and Wireless Shares, such notice shall specify the respective proportions to be satisfied in each manner.

2.3	If Cable and Wireless elects to satisfy a Payment in whole or in part by the issue of Cable and Wireless Shares:

2.3.1

the number of Cable and Wireless Shares to be issued shall be determined by dividing the amount of the Payment which is to be satisfied in Cable and Wireless Shares by the VWAP on the dealing day falling four dealing days before the Payment Date, rounded to the nearest whole share;

2.3.2	if:

2.3.2.1

following the dealing day on which VWAP is determined under paragraph 2.3.1 above and on or before the relevant Payment Date any event occurs which falls within any of paragraphs 3.1.1 to 3.1.10 below (and so that, for the purposes of this paragraph, any such event shall be deemed to occur on the date on which any adjustment in respect of that event would become effective under the relevant sub-paragraph of paragraph 3.1 or, if earlier, the record date for any such issue, distribution, grant or offer as is referred to in paragraphs 3.1.2 to 3.1.7 and paragraph 3.1.9); and

2.3.2.2	in consequence the Cable and Wireless Shares to be issued on the Payment Date will not participate in, or have the benefit of, such event, issue, distribution, grant or offer,

the VWAP to be applied for the purposes of this paragraph 2.3 on that Payment Date shall be adjusted in such manner as may be necessary and reasonable (having regard in particular to the adjustment formulae set out in paragraphs 3.1.1 to 3.1.10) in order to ensure that the A Ordinary Shareholders are not prejudiced as a result; any dispute concerning the operation of this paragraph 2.3.2 shall be referred to an Independent Financial Adviser;

2.3.3

such Cable and Wireless Shares shall rank pari passu in all respects with the Cable and Wireless Shares in issue on the relevant Payment Date, including the entitlement to dividends in respect of which the record date falls after the relevant Payment Date provided that if on the dealing day on which (in respect of any particular Payment) VWAP was determined for the purposes of paragraph 2.3.1 above the price for a Cable and Wireless Share was based on a price cum-dividend or cum-any other entitlement, but the Cable and Wireless Shares issued on the Payment Date do not carry the right to participate in such dividend or other entitlement, Cable and Wireless shall issue such additional number of Cable and Wireless Shares, using the same VWAP for these purposes, as have a value equal to the amount of any such dividend or other cash entitlement or, as the case may be, the Fair Market Value of any entitlement or dividend (where that is other than cash) as at the date of announcement of such entitlement or dividend per Cable and Wireless Share (excluding, in the case of a dividend in cash, any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom) multiplied by the number of Cable and Wireless Shares to be issued on the relevant Payment Date (excluding any Cable and Wireless Shares to be issued under this paragraph 2.3.3);

2.3.4

it shall be a condition of Cable and Wireless satisfying any Payment (in whole or in part) in Cable and Wireless Shares that such Cable and Wireless Shares shall be admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities by the UKLA and the London Stock Exchange respectively in accordance with their respective rules and will be listed, quoted or dealt in on any other stock exchange or securities market on which the Cable and Wireless Shares may then be listed or quoted or dealt in, and Cable and Wireless undertakes to use all reasonable endeavours to procure that such condition is satisfied, failing which the entirety of the relevant Payment shall be satisfied in cash; and

2.3.5	no Cable and Wireless shares shall be issued at a discount to their nominal or par value.

2.4	If, prior to the last Payment Date:

2.4.1

a Change of Control occurs, Cable and Wireless shall pay to the A Ordinary Shareholders in cash not later than 10 dealing days after that Change of Control occurs an amount of Contingent Consideration calculated as follows:

CC = £1,250,000 x ACP x [(OP - RP) x IPR] - ACC

                                                                  RP

Where

CC	= the Contingent Consideration (if any) to be paid on that date;

IRP	= the Initial Reference Price,

RP	= the Reference Price, as in force at that date;

ACC	=	the aggregate amount of the Contingent Consideration paid under this Schedule on all previous Payment Dates (if any);

OP	=	the offer price expressed in pence per share to be paid per Cable and Wireless Share in the context of the Change of Control, provided that if the offer price is not payable wholly in cash, then for these purposes OP shall be the value of the offer per Cable and Wireless Share stated in the press announcement which announces the offer (or any amended or revised offer) in consequence of which the Change of Control occurs;

ACP	=	the A Ordinary Contingent Consideration Percentage expressed as a fraction, the denominator of which is 100.

2.4.2

Cable and Wireless Shares cease to be both admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities, Cable and Wireless shall pay to the A Ordinary Shareholders in cash not later than 10 dealing days after such event occurs a sum calculated in accordance with the formula set out in paragraph 2.4.1, subject only to the modification that for these purposes “OP” shall mean the VWAP of a Cable and Wireless Share expressed in pence on the last day on which Cable and Wireless Shares are traded on the London Stock Exchange’s market for listed securities, provided that the provisions of this paragraph 2.4.2 shall not apply:

2.4.2.1

if (a) the Cable and Wireless Shares cease to be both admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities in connection with a Topco Scheme and (b) it is a condition of the Topco Scheme that ordinary shares in Topco are both admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities and (c) the condition referred to in sub-paragraph (b) is satisfied and (d) such consequential changes have been made to the terms of this Schedule as are determined by an Independent Financial Adviser to be necessary and reasonable in the context of the nature and terms of the Topco Scheme; or

2.4.2.2

if the Cable and Wireless Shares are, or immediately upon such listing and trading ceasing become, listed, quoted or dealt in on any other major international securities exchange and such consequential changes have been made to the terms of this Schedule as are determined by an Independent Financial Adviser to be necessary and reasonable to reflect the change in listing, provided that:

2.4.3	no payment shall be made under this paragraph 2.4 if the product of the formula applied to calculate the Contingent Consideration is nil or negative;

2.4.4	the aggregate amount of the Contingent Consideration paid (under this paragraph and under paragraph 2.1) shall not exceed the Specified Maximum.

2.5

Cable and Wireless Shares to be issued in satisfaction of any Payment shall be issued in certificated form. A certificate in respect of such shares will be dispatched by mail free of charge (but uninsured and at the risk of the person entitled thereto) to the relevant A Ordinary Shareholder or as it may direct in writing at least five dealing days prior to the Payment Date.

3	Anti Dilution

3.1	On the happening of any of the events described below, the Reference Price shall be adjusted as follows (subject to paragraph 3.2):

3.1.1

If and whenever there shall be an alteration to the nominal value of Cable and Wireless Shares as a result of consolidation or subdivision, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such alteration by the following fraction:

 A

 B

where:

A	is the nominal amount of one Cable and Wireless Share immediately after such alteration; and

B	is the nominal amount of one Cable and Wireless Share immediately before such alteration.

Such adjustment shall become effective on the date the alteration takes effect.

3.1.2

If and whenever Cable and Wireless shall issue any Cable and Wireless Shares credited as fully paid to the holders of Cable and Wireless Shares (the Shareholders) by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) other than any such Cable and Wireless Shares issued instead of the whole or part of a cash dividend which the Shareholders concerned would or could otherwise have received, the Reference Price shall be thereafter adjusted by multiplying the Reference Price in force immediately prior to such issue by the following fraction:

 A

 B

where:

A	is the aggregate nominal amount of the issued Cable and Wireless Shares immediately before such issue; and

B	is the aggregate nominal amount of the issued Cable and Wireless Shares immediately after such issue.

Such adjustment shall become effective on the date of issue of such Cable and Wireless Shares.

3.1.3

If and whenever Cable and Wireless shall pay or make any Capital Distribution (as defined below) to the Shareholders, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such Capital Distribution by the following fraction:

A – B

   A

where:

A

is the Current Market Price (as defined below) of one Cable and Wireless Share on the dealing day immediately preceding the date on which the Cable and Wireless Shares are traded on the London Stock Exchange ex-the relevant Capital Distribution; and

B

is the portion of the Fair Market Value (as defined below) (as determined as at the date of announcement of the relevant Dividend) of the Capital Distribution attributable to one Cable and Wireless Share.

Such adjustment shall become effective on the date on which such Capital Distribution is made.

3.1.4

If and whenever Cable and Wireless shall issue Cable and Wireless Shares to Shareholders as a class by way of rights, or issue or grant to Shareholders as a class by way of rights, options, warrants or other rights to subscribe for or purchase any Cable and Wireless Shares, in each case at a price per Cable and Wireless Share which is less than 95 per cent. of the Current Market Price per Cable and Wireless Share on the dealing day immediately preceding the date of the first public announcement of the terms of the issue or grant of such Cable and Wireless Shares, options, warrants or other rights, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such issue or grant by the following fraction:

A+B

A+C

where:

A	is the number of Cable and Wireless Shares in issue immediately before such announcement;

B

is the number of Cable and Wireless Shares which the aggregate amount (if any) payable for the Cable and Wireless Shares issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of Cable and Wireless Shares comprised therein would purchase at such Current Market Price per Cable and Wireless Share; and

C	is the number of Cable and Wireless Shares issued or, as the case may be, comprised in the grant.

Such adjustment shall become effective on the first date on which the Cable and Wireless Shares are traded ex-rights, ex-options or ex-warrants on the London Stock Exchange.

3.1.5

If and whenever Cable and Wireless shall issue any securities (other than Cable and Wireless Shares or options, warrants or other rights to subscribe for or purchase any Cable and Wireless Shares) to Shareholders as a class by way of rights or grant to Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase any securities (other than Cable and Wireless Shares or options, warrants or other rights to subscribe for or purchase Cable and Wireless Shares), the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such issue or grant by the following fraction:

A – B

   A

where:

A	is the Current Market Price of one Cable and Wireless Share on the dealing day immediately preceding the first date on which the terms of such issue or grant are publicly announced; and

B	is the Fair Market Value on the date of such announcement of the portion of the rights attributable to one Cable and Wireless Share.

Such adjustment shall become effective on the first date on which the Cable and Wireless Shares are traded ex-rights, ex-options or ex-warrants on the London Stock Exchange.

3.1.6

If and whenever Cable and Wireless shall issue (otherwise than as mentioned in paragraph 3.1.4 above) wholly for cash any Cable and Wireless Shares (other than Cable and Wireless Shares issued on the exercise of any rights of conversion into, or exchange or subscription for, Cable and Wireless Shares), or grant (otherwise than as mentioned in paragraph 3.1.4 above) wholly for cash or for no consideration any options, warrants or other rights to subscribe for or purchase any Cable and Wireless Shares in each case at a price per Cable and Wireless Share which is less than 95 per cent. of the Current Market Price per Cable and Wireless Share on the dealing day immediately preceding the date of the first public announcement of the terms of such issue or grant, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such issue by the following fraction:

A+B

A+C

where:

A	is the number of Cable and Wireless Shares in issue immediately before the issue of such additional Cable and Wireless Shares or the grant of such options, warrants or rights;

B

is the number of Cable and Wireless Shares which the aggregate consideration (if any) receivable for the issue of such additional Cable and Wireless Shares or, as the case may be, for the Cable and Wireless Shares to be issued or otherwise made available upon the exercise of any such options, warrants or rights, would purchase at such Current Market Price per Cable and Wireless Share; and

C	is the maximum number of Cable and Wireless Shares to be issued pursuant to such issue of such additional Cable and Wireless Shares or upon exercise of such options, warrants or rights.

Such adjustment shall become effective on the date of issue of such additional Cable and Wireless Shares or, as the case may be, the grant of such options, warrants or rights.

3.1.7

If and whenever Cable and Wireless or any Subsidiary of Cable and Wireless or (at the direction or request of or pursuant to any arrangements with Cable and Wireless or any Subsidiary of Cable and Wireless) any other company, person or entity (otherwise than as mentioned in paragraphs 3.1.4, 3.1.5 or 3.1.6 above) shall issue wholly for cash or for no consideration any securities which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, Cable and Wireless Shares to be issued by Cable and Wireless (or shall grant any such rights in respect of existing securities so issued) or securities which by their terms might be redesignated as Cable and Wireless Shares, and the consideration per Cable and Wireless Share receivable upon conversion, exchange, subscription or redesignation is less than 95 per cent. of the Current Market Price per Cable and Wireless Share on the dealing day last preceding the date of the first public announcement of the terms of issue of such securities (or the terms of such grant), the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such issue (or grant) by the following fraction:

A+B

A+C

where:

A

is the number of Cable and Wireless Shares in issue immediately before such issue or grant (but where the relevant securities carry rights of conversion into or rights of exchange or subscription for Cable and Wireless Shares which have been issued by Cable and Wireless for the purposes of or in connection with such issue, less the number of such Cable and Wireless Shares so issued);

B

is the number of Cable and Wireless Shares which the aggregate consideration (if any) receivable for the Cable and Wireless Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to such securities or, as the case may be, for the Cable and Wireless Shares to be issued or to arise from any such redesignation would purchase at such Current Market Price per Cable and Wireless Share; and

C

is the maximum number of Cable and Wireless Shares to be issued or otherwise made available upon conversion or exchange of such securities or upon the exercise of such right of subscription attached thereto at the initial conversion, exchange or subscription price or rate or, as the case may be, the maximum number of Cable and Wireless Shares to be issued or to arise from any such redesignation, provided that if at the time of issue of the relevant securities or date of grant of such rights (the Specified Date) such number of Cable and Wireless Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such securities are converted or exchanged or rights of subscription are exercised or, as the case may be, such securities are redesignated or at such other time as may be provided) then for the purposes of this paragraph 3.1.7, “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or, as the case may be, redesignation had taken place on the Specified Date.

Such adjustment shall become effective on the date of issue or grant of such securities.

3.1.8

If and whenever there shall be any modification of the rights of conversion, exchange or subscription attaching to any such securities as are mentioned in paragraph 3.1.7 above (other than in accordance with the terms (including terms as to adjustment) applicable to such securities) so that following such modification the consideration per Cable and Wireless Share receivable has been reduced and is less than 95 per cent. of the Current Market Price per Cable and Wireless Share on the dealing day last preceding the date of the first public announcement of the proposals for such modification, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such modification by the following fraction:

A+B

A+C

where:

A

is the number of Cable and Wireless Shares in issue immediately before such modification (but where the relevant securities carry rights of conversion into or rights of exchange or subscription for Cable and Wireless Shares which have been issued by Cable and Wireless for the purposes of or in connection with such issue, less the number of such Cable and Wireless Shares so issued);

B

is the number of Cable and Wireless Shares which the aggregate consideration (if any) receivable for the Cable and Wireless Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to the securities so modified would purchase at such Current Market Price per Cable and Wireless Share or, if lower, the existing conversion, exchange or subscription price of such securities; and

C

is the maximum number of Cable and Wireless Shares to be issued or otherwise made available upon conversion or exchange of such securities or upon the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate but giving credit in such manner as an Independent Financial Adviser shall consider appropriate for any previous adjustment under this paragraph or paragraph 3.1.7 above, provided that if at the time of such modification (the Specified Date) such number of Cable and Wireless Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such securities are converted or exchanged or rights of subscription are exercised or at such other time as may be provided) then for the purposes of this paragraph 3.1.8, “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange or subscription had taken place on the Specified Date.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange or subscription attaching to such securities.

3.1.9

If and whenever Cable and Wireless or any Subsidiary of Cable and Wireless or (at the direction or request of or pursuant to any arrangements with Cable and Wireless or any Subsidiary of Cable and Wireless) any other company, person or entity shall offer any securities in connection with which offer Shareholders as a class are entitled to participate in arrangements whereby such securities may be acquired by them (except where the Reference Price falls to be adjusted under paragraph 3.1.4 above (or would fall to be so adjusted if the relevant issue or grant was at less than 95 per cent. of the Current Market Price per Cable and Wireless Share on the relevant dealing day) or under paragraph 3.1.5 above) the Reference Price shall be adjusted by multiplying the Reference Price in force immediately before the making of such offer by the following fraction:

A–B

 A

where:

A	is the Current Market Price of one Cable and Wireless Share on the dealing day immediately preceding the date on which the terms of such offer are publicly announced; and

B	is the Fair Market Value on the date of such announcement of the portion of the relevant offer attributable to one Cable and Wireless Share.

Such adjustment shall become effective on the first date on which the Cable and Wireless Shares are traded ex-rights on the London Stock Exchange.

3.1.10

If and whenever a Topco Scheme is effected, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to the Topco Scheme becoming effective by the following fraction:

 A

 B

where:

A	is the number of Cable and Wireless Shares in issue immediately before such scheme becomes effective; and

B	is the number of ordinary shares in Topco issued in exchange for Cable and Wireless Shares under the terms of the Topco Scheme provided that such adjustment shall be subject to such modification as an Independent Financial Adviser may determine to be fair and reasonable having regard to the terms of the Topco Scheme, and including in particular the rights attaching to the shares in Topco issued under the terms of the Topco Scheme.

Such adjustment shall become effective on the date on which holders of Cable and Wireless Shares become unconditionally entitled to have ordinary shares in Topco issued to them under the terms of the Topco Scheme.

3.1.11

If Cable and Wireless (after consultation with the paying agent in accordance with the Facility C Consideration Terms) determines that an adjustment should be made to the Reference Price as a result of one or more events or circumstances not referred to above in this paragraph 3.1 (even if the relevant event or circumstance is specifically excluded from the operation of sub-paragraphs 3.1.1 to 3.1.10 above), Cable and Wireless shall, at its own expense and acting reasonably, request an Independent Financial Adviser to determine as soon as practicable what adjustment (if any) to the Reference Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, provided that an adjustment shall only be made pursuant to this paragraph 3.1.11 if such Independent Financial Adviser is so requested to make such a determination not more than 21 days after the date on which the relevant event or circumstance arises.

3.2	Paragraph 3.1 shall have effect subject to the following provisions:

3.2.1

notwithstanding the foregoing provisions, where the circumstances giving rise to any adjustment pursuant to paragraph 3.1 have already resulted or will result in an adjustment to the Reference Price or where the circumstances giving rise to any adjustment arise by virtue of any other circumstances which have already given or will give rise to an adjustment to the Reference Price or where more than one event which gives rise to an adjustment to the Reference Price occurs within such a short period of time that, in the opinion of Cable and Wireless, a modification to the operation of the adjustment provisions is required to give the intended result, such modification shall be made to the operation of the adjustment provisions as may be advised by an Independent Financial Adviser to be in its opinion appropriate to give the intended result;

3.2.2

no adjustment will be made to the Reference Price where Cable and Wireless Shares or other securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including Directors holding or formerly holding executive office or the personal service company of any such person) of Cable and Wireless or any of its Subsidiaries or any associated company or to trustees to be held for the benefit of any such person, in any such case pursuant to any employees’ share scheme (as defined in Section 743 of the Companies Act 1985 or any modification or re-enactment thereof);

3.2.3

on any adjustment, the resultant Reference Price shall be rounded down to the nearest whole penny or half penny. No adjustment shall be made to Reference Price where such adjustment (rounded down if applicable) would be less than 1 per cent. of the Reference Price then in effect. Any adjustment not required to be made and/or any amount by which the Reference Price has been rounded down, shall be carried forward and taken into account in any subsequent adjustment, and such subsequent adjustment shall be made on the basis that the adjustment not required to be made had been made at the relevant time;

3.3	For the purpose of any calculation of the consideration receivable pursuant to paragraphs 3.1.6, 3.1.7 and 3.1.8, the following provisions shall apply:

3.3.1

the aggregate consideration receivable for Cable and Wireless Shares issued for cash shall be the amount of such cash provided that in no case shall any deduction be made for any commission, fees or any expenses paid or incurred by Cable and Wireless for any underwriting of the issue or otherwise in connection therewith;

3.3.2

(x) the aggregate consideration receivable for Cable and Wireless Shares to be issued or otherwise made available upon the conversion or exchange of any securities shall be deemed to be the consideration received or receivable for any such securities, and (y) the aggregate consideration receivable for Cable and Wireless Shares to be issued or otherwise made available upon the exercise of rights of subscription attached to any securities or upon the exercise of any options, warrants or rights shall be deemed to be that part (which may be the whole) of the consideration received or receivable for such securities or, as the case may be, for such options, warrants or rights which is attributed by Cable and Wireless to such rights of subscription or, as the case may be, such options, warrants or rights or, if no part of such consideration is so attributed, the Fair Market Value of such rights of subscription or, as the case may be, such options, warrants or rights as at the date of the first public announcement of the terms of issue of such securities or, as the case may be, such options, warrants or rights plus in the case of each of (x) and (y) above, the additional minimum consideration (if any) payable upon the conversion or exchange of such securities, or upon the exercise of such rights of subscription attached thereto or, as the case may be, upon exercise of such options, warrants or rights (the consideration in all such cases to be determined subject to the proviso in paragraph 3.3.1 above) and (z) the consideration per Cable and Wireless Share receivable upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such securities or, as the case may be, upon the exercise of such options, warrants or rights shall be the aggregate consideration referred to in (x) or (y) above (as the case may be) converted into pounds sterling if such consideration is expressed in a currency other than pounds sterling at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at the close of business on the date of the first public announcement of the terms of issue of such securities, divided by the number of Cable and Wireless Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate.

3.4	If any dispute shall arise as to:

3.4.1	whether an event has occurred which may or will lead to an adjustment to the Reference Price under this paragraph 3;

3.4.2	the appropriate adjustment to the Reference Price; or

3.4.3	the provisions of this Schedule 6;

a written opinion of an Independent Financial Adviser in respect of such dispute shall be conclusive and binding on all concerned, save in the case of manifest or proven error.

3.5	As used in this Schedule the following terms have the following meanings:

Capital Distribution:

(a)

any Dividend which is expressed by Cable and Wireless or declared by the Board of Directors of Cable and Wireless to be a capital distribution, extraordinary distribution, special dividend, special distribution or return of value to shareholders of Cable and Wireless or any analogous or similar term, in which case the Capital Distribution shall be the Fair Market Value of such Dividend; or

(b)

any Dividend which, when taken together with all other Dividends (other than any Dividend or portion thereof deemed to be a Capital Distribution) made in respect of the same fiscal year as such Dividend, exceeds 5 per cent. of the Fair Market Value of a Cable and Wireless Share on the date immediately preceding the announcement of such Dividend multiplied by the number of Cable and Wireless Shares in issue on such date. In such case, the Capital Distribution shall be the amount by which such Dividend, when taken together with all other Dividends as aforesaid, exceeds 5 per cent. of the Fair Market Value of a Cable and Wireless Share multiplied by the number of Cable and Wireless Shares in issue as aforesaid.

In making any such calculation, such adjustments (if any) shall be made as an Independent Financial Adviser may consider appropriate to reflect any consolidation or subdivision of any Cable and Wireless Shares or the issue of Cable and Wireless Shares by way of capitalisation of profits or reserves, or any like or similar event.

Current Market Price: in respect of a Cable and Wireless Share at a particular date, the average of the bid and offer quotations published in the London Stock Exchange’s Daily Official List for one Cable and Wireless Share for the five consecutive dealing days ending on the dealing day immediately preceding such date; provided that if at any time during the said five day period the Cable and Wireless Shares shall have been quoted ex-dividend (or ex-any other entitlement) and during some other part of that period the Cable and Wireless Shares shall have been quoted cum-dividend (or cum- any other entitlement) then:

(a)

if the Cable and Wireless Shares to be issued do not rank for the dividend (or entitlement) in question, the quotations on the date on which the Cable and Wireless Shares shall have been quoted cum-dividend (or cum- such other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend or other cash entitlement or, as the case may be, the Fair Market Value of any entitlement or dividend (where that is other than cash) per Cable and Wireless Share as at the date of announcement of such dividend or entitlement (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom); or

(b)

if the Cable and Wireless Shares to be issued to rank for the dividend in question, the quotations on the dates on which the Cable and Wireless Shares shall have been quoted ex-dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, and provided further that if the

Cable and Wireless Shares on each of the said five dealing days have been quoted cum-dividend (or cum- such other entitlement) in respect of a dividend (or other entitlement) which has been declared or announced but the Cable and Wireless Shares to be issued do not rank for that dividend (or other entitlement) the quotations on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend or other cash entitlement or, as the case may be, the Fair Market Value of any entitlement or dividend (where that is other than cash) per Cable and Wireless Share as at the date of announcement of such dividend or entitlement (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom), provided that if such bid and offer quotations are not available on each of the said five dealing days, then the average of such bid and offer quotations which are available in that five dealing day period shall be used (subject to a minimum of two such bid and offer quotations) and if only one or no such bid and offer quotation is available in the relevant period the average bid and offer quotations shall be determined in good faith by an Independent Financial Adviser.

Dividend: any dividend or distribution, whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes without limitation an issue of shares or other securities credited as fully or partly paid up by way of capitalisation of profits or reserves) provided that:

(a)

where a cash Dividend is announced which is to be, or may at the election of a holder or holders of Cable and Wireless Shares be, satisfied by the issue or delivery of Cable and Wireless Shares or other property or assets, then, for the purposes of the above definition, the Dividend in question shall be treated as a Dividend of (i) the cash Dividend so announced or (ii) the Fair Market Value, on the date of announcement of such Dividend, of the Cable and Wireless Shares or other property or assets to be issued or delivered in satisfaction of such Dividend (or which would be issued if all holders of Cable and Wireless Shares elected therefor, regardless of whether any such election is made) if the Fair Market Value of such Cable and Wireless Shares or other property or assets is greater than the Fair Market Value of the cash Dividend so announced;

(b)	any issue of Cable and Wireless Shares falling within paragraph 3.1.2 shall be disregarded; and

(c)

a purchase or redemption of share capital by Cable and Wireless shall not constitute a Dividend unless in the case of purchases of Cable and Wireless Shares by or on behalf of Cable and Wireless, the volume weighted average price paid per Cable and Wireless Share (before expenses) on any one day in respect of such purchases exceeds by more than 5 per cent. the closing price of the Cable and Wireless Shares on the London Stock Exchange on the immediately preceding dealing day as derived from the Daily Official List of the London Stock Exchange at the opening of business either (1) on that day, or (2) where an announcement (excluding for the avoidance of doubt for these purposes, any general authority for such purchases or redemptions approved by a general meeting of Shareholders of Cable and Wireless or any notice convening such a meeting of Shareholders) has been made of the intention to purchase Cable and Wireless Shares at some future date at a specified price, on the dealing day immediately preceding the date of such announcement and, if in the case of either (1) or (2), the relevant day is not a dealing day, the immediately preceding dealing day, in which case such purchase shall be deemed to constitute a Dividend to the extent that the aggregate price paid (before expenses) in respect of such Cable and Wireless Shares purchased by Cable and Wireless exceeds the product of: (i) 105 per cent. of the closing price of the Cable and Wireless Shares determined as aforesaid; and (ii) the number of Cable and Wireless Shares so purchased.

Fair Market Value means, with respect to any property on any date, the fair market value of that property as determined in good faith by an Independent Financial Adviser provided that: (i) the Fair Market Value of a cash Dividend paid or to be paid shall be the amount of such cash Dividend; (ii) the Fair Market Value of any other cash amount shall be the amount of such cash; (iii) where options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an Independent Financial Adviser) the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five trading days on the relevant market commencing on the first such trading day such options, warrants or other rights are publicly traded, or such shorter period as such options, warrants or other rights are publicly traded; and (iv) in the case of (i) converted into sterling (if declared or paid in a currency other than sterling) at a rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid the cash Dividend in sterling; and in the case of (ii) and (iii) converted into sterling (if expressed in a currency other than sterling) at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at the close of business on that date (or if no such rate is available on that date the equivalent rate on the immediately preceding date on which such a rate is available).

securities includes, without limitation, shares in the share capital of Cable and Wireless and options, warrants and other rights to subscribe for or purchase or acquire shares in the capital of Cable and Wireless.

References to any issue or offer to Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer to all or substantially all Shareholders other than Shareholders to whom, by reason of the laws of any territory or requirements of any recognised regulatory body or any other stock exchange in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer.

Reference to the “issue” of Cable and Wireless Shares shall include the transfer and/or delivery of Cable and Wireless Shares by Cable and Wireless or any of its Subsidiaries, whether newly issued and allotted or previously existing, but Cable and Wireless Shares held by Cable and Wireless or any of its Subsidiaries shall not be considered as or treated as “in issue”.

3.6

Any reference in this Schedule to a matter or dispute being referred to or decided by, or to an opinion being given by, an Independent Financial  Adviser shall be to such matter, dispute or opinion referred, decided or given by the Independent Financial Adviser appointed and acting in accordance with the Facility

C Agreement or the Schemes (as the case may be), and no such matter, dispute or opinion shall be raised or sought by any A Ordinary Shareholder in connection with this Schedule.

4	Transfer

4.1	No A Ordinary Shareholder may at any time assign all or any part of the benefit of, or its rights or benefits under, this Schedule.

4.2	For the avoidance of doubt, Cable and Wireless shall not be required to maintain any register of holders of entitlements to receive Contingent Consideration.

5	Reduction of Contingent Consideration

5.1

The Contingent Consideration payable under this Schedule will be reduced by the amount of the A Ordinary Contingent Consideration Percentage of any Verified Claim, and Payments otherwise due under this Schedule in respect of Contingent Consideration will be reduced until such percentage of such Verified Claim is extinguished, provided that:

(i)

the aggregate amount of the reduction by reference to Verified Claims under this Schedule 6 and under Schedule 4 to the Facility C Agreement or in connection with the Schemes (as the case may be) shall not exceed £12,500,000; and

(ii)

no reduction will be made unless and until the aggregate amount of Verified Claims exceeds £250,000, whereupon the entire amount of the A Ordinary Contingent Consideration Percentage of Verified Claims shall be included for the purposes of the reduction under this Schedule and not merely the excess.

Claim:

any amount notified to the A Ordinary Shareholders (such notice to be accompanied by a certificate from KPMG confirming the amount of the Claim) within six months of Completion or, if earlier, by 31 March, 2006, unless this would result in the period between Completion and expiry of the notification period being less than three months, in which case the notification period will expire three months after Completion, and which falls into any of the following categories:

(a)

the amount of any Financial Indebtedness (excluding finance leases to the order of £37 million notified to the Purchaser before 22 July 2005) of any member of the Energis Group in existence at Completion and not discharged under this Agreement or the Schemes or acquired under the Facility C Agreement;

(b)

the cost of terminating any interest rate or currency derivative transaction (including a swap, option, contract for difference or any other contract containing an embedded derivative for the purposes of International Financial Reporting Standards) in existence at Completion and which is not a cost identified in the Fees and Costs Schedule provided that this paragraph (b) will not apply to any such transaction entered into in the ordinary course of business in relation to a customer contract;

(c)

the cost of discharging any mortgage, charge, debenture, or other security in respect of Financial Indebtedness (subject as referred to in (a) above) over the undertaking or assets of any member of the Energis Group in existence at Completion and not discharged pursuant to this Agreement or the Schemes or acquired under the Facility C Agreement;

(d)

the amount of any professional or other fees or third party expenses incurred by a member of the Energis Group arising as a result of the transactions contemplated by this Agreement and/or the Facility C Agreement and/or the Schemes which fees and expenses are not itemised in the Fees and Costs Schedule excluding any liabilities or expenses relating to contracts with customers or suppliers;

(e)	the amount due by any member of the Energis Group to any employee of any member of the Energis Group pursuant to obligations existing prior to Completion in respect of:

(i)	the Energis Group’s Cash Bonus Plan;

(ii)	the shares in the Company; or
(iii)	any other incentive, bonus or other entitlement arising by reason of or as a result of the transactions contemplated by the Share Purchase Agreement and/or the Facility C Agreement,

to the extent that the same is not identified in Schedule 3; provided that this paragraph (e) shall not apply to any amounts retained from sums otherwise payable in accordance with this Agreement in respect of the Cash Bonus Plan or A Ordinary Shares in respect of income tax or employees’ national insurance contributions;

an amount equal to any tax or NICs and any related costs and expenses not identified in Schedule 3 and which is required to be paid, accounted for, deducted or withheld by the Purchaser or any member of the Energis Group as a result of any payment under the Energis Group’s Cash Bonus Plan or in respect of the 2005 MIP Equity-based Entitlements or in relation to the shares in the Company, including in respect of the Contingent Consideration payable under this Agreement, save to the extent any such tax or NICs and any related costs and expenses are deducted or withheld from the relevant payment. Without limitation, and for the avoidance of doubt, any reference herein to any tax or NICs shall include a reference to any additional tax or NICs arising in consequence of a failure by any person to make good the Company, any other Energis Group Company or the Purchaser for any tax paid or accounted for within any relevant period of time (whether under section 222 ITEPA 2003 or otherwise), and any reference herein to any related costs or expenses shall include any interest, fine or penalty payable as a result of any failure to deduct, withhold, pay or account for any tax or NICs when due or required or to make any related report to or filing with HMRC (whether pursuant to section 421J ITEPA 2003 or otherwise); and

an amount equal to any interest costs incurred by the Purchaser and/or any member of the Energis Group by reason of the existence of the facts or circumstances outlined in paragraphs (a) to (f).

Financial Indebtedness: indebtedness owed by a member of the Energis Group to financial institutions in respect of borrowed money, whether sole, joint or several, and whether actual or contingent which amounts are or would be treated as debts of the relevant member of the Energis Group in accordance with the accounting policies applied in the preparation of the consolidated accounts of the Energis Group for the year ended 31 March 2005 excluding operating leases, hire purchase agreements, trade payables and financing provided by customers under customer contracts entered into the ordinary course of business and asset leases where the whole of the lease costs are recharged to a customer under a customer contract entered into in the ordinary course of business;

Verified Claim: a Claim which is defined as such in Schedule 4 to the Facility C Agreement or the Contingent Consideration Deed referred to in the Schemes (as the case may be) and, for the avoidance of doubt no A Ordinary Shareholder will be entitled to dispute or question in any way the validity of a Verified Claim.

Proportions

Verified Claims will be attributed between Payments due under (i) this Schedule 6 and (ii) Schedule 4 to the Facility C Agreement or pursuant to the Schemes (as the case may be) in the proportion the A Ordinary Contingent Consideration Percentage bears to the Facility C Contingent Consideration Percentage (as defined in the Facility C Agreement or the Contingent Consideration Deed referred to in the Schemes (as the case may be)).

SCHEDULE 7

Deed of Adherence

THIS DEED POLL is made on

by (name)

of (address)

(the New Vendor)

RECITALS

A	The New Vendor wishes to purchase from the Current Vendor [ ] Shares (the Shares) in Chelys Limited (the Company).

B	The Current Vendor is a party (as an EVOS Vendor) to an Agreement dated [ ] 2005 (the Sale Agreement) under which it has agreed to sell [the Shares/shares which include the Shares].

C	Under the terms of the Sale Agreement, the New Vendor must execute a Deed of Adherence in the form of this Deed before the Current Vendor is permitted to sell the Shares.

DEED

1	Deed supplemental to Sale Agreement

1.1	This Deed is supplemental to the Sale Agreement.

1.2	Terms defined in the Sale Agreement shall have the same meanings when used in this Deed.

2	Introduction of the New Vendor

2.1	The New Vendor confirms that it has received a copy of the Sale Agreement.

2.2

The effect of execution of this Deed by the New Vendor shall be to constitute the New Vendor an additional Party to the Sale Agreement with effect from its registration as the holder of the Shares, having the rights and benefits given by the Sale Agreement to Vendors to the extent such rights or benefits arise or apply upon or after such registration.

2.3

In consideration of the benefits to be acquired by the New Vendor arising from its execution of this Deed, the New Vendor hereby undertakes that with effect from its registration as the holder of the Shares it shall be bound by, and shall observe and perform, the obligations and restrictions applicable to, or imposed by the Sale Agreement on, Vendors to the extent that they fall to be observed or performed upon or after such registration.

2.4	[The Sale Agreement shall continue to apply to the Current Vendor in respect of the shares in Chelys Limited held by it excluding the Shares.]

2.5	This Deed is made for the benefit of, and may be relied on and enforced by, the Parties to the Sale Agreement and every person who, on or after the date of this Deed, adheres to the Sale Agreement.

3	Notices

The address to which any notice to be served on the New Vendor in connection with the Sale Agreement may be sent shall be the address specified in respect of the New Vendor at the head of this Deed (or such other address as it may specify by notice to the other parties to the Sale Agreement in accordance with that agreement).

4	Governing law and jurisdiction

4.1	This Deed shall be governed by and construed in accordance with the laws of England.

4.2	The New Vendor submits to the exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Deed.

IN WITNESS the New Vendor has duly executed this Deed Poll on the above date

EXECUTED as a DEED	)
by (company name))
)
acting by two authorised signatories	)	Authorised signatory

Authorised signatory

SCHEDULE 8

Accrued Interest

Part A

Method for Calculating the Accrued Interest

Interest accrues on the Viridian debt, the New Money Facility and Facility A and Facility B (as defined in the Facilities Agreement) on the following basis:

Viridian debt:

Outstanding Principal:	£5,447,448
Interest rate (basis):	LIBOR plus 2.25%
Current interest rate:	7.288130%
Current interest period:	31/3/05-30/9/05
All interest paid up to start of current interest period?	Yes

New Money Facility:

Outstanding Principal:	£145,028,000
Interest rate (basis):	LIBOR plus 2.25%
Current interest rate:	7.211200%
Current interest period:	18/4/05-18/10/05
All interest paid up to start of current interest period?	Yes

Facility A:

Outstanding Principal:	£145,028,000
Interest rate (basis):	LIBOR plus 2.25%
Current interest rate:	7.211200%
Current interest period:	18/4/05-18/10/05
All interest paid up to start of current interest period?	Yes

Facility B:

Outstanding Principal:	£100,000,000
Interest rate (basis):	LIBOR plus 3.25%
Current interest rate:	7.011100%
Current interest period:	18/7/05-18/08/05
All interest paid up to start of current interest period?	Yes

NOTES:

1.	LIBOR is determined at the start of each interest period by reference to the length of the interest period

2.	In addition to the interest rate shown above, the borrower is liable for the lenders’ “mandatory costs”

3.	Accrued interest is payable on the last day of the relevant interest period

SCHEDULE 8

Accrued Interest

Part B

Accrued Interest Calculations

	Accrued interest on:
	Viridian debt[1]	New Money Facility	“A” Facility	“B” Facility[3]	Total
16 Aug 05	£150,105	£3,438,332	£3,438,332	£557,487	£7,584,256
17 Aug 05	£151,193	£3,466,985	£3,466,985	£576,711	£7,661,873
18 Aug 05	£152,281	£3,495,637	£3,495,637	£0	£7,143,555
19 Aug 05	£153,368	£3,524,290	£3,524,290	£18,933	£7,220,881
20 Aug 05	£154,456	£3,552,943	£3,552,943	£37,865	£7,298,207
21 Aug 05	£155,544	£3,581,596	£3,581,596	£56,798	£7,375,533
22 Aug 05	£156,631	£3,610,248	£3,610,248	£75,730	£7,452,859
23 Aug 05	£157,719	£3,638,901	£3,638,901	£94,663	£7,530,184
24 Aug 05	£158,807	£3,667,554	£3,667,554	£113,596	£7,607,510
25 Aug 05	£159,895	£3,696,207	£3,696,207	£132,528	£7,684,836
26 Aug 05	£160,982	£3,724,859	£3,724,859	£151,461	£7,762,162
27 Aug 05	£162,070	£3,753,512	£3,753,512	£170,393	£7,839,488
28 Aug 05	£163,158	£3,782,165	£3,782,165	£189,326	£7,916,814
29 Aug 05	£164,245	£3,810,818	£3,810,818	£208,259	£7,994,139
30 Aug 05	£165,333	£3,839,470	£3,839,470	£227,191	£8,071,465
31 Aug 05	£166,421	£3,868,123	£3,868,123	£246,124	£8,148,791
1 Sep 05	£167,509	£3,896,776	£3,896,776	£265,056	£8,226,117
2 Sep 05	£168,596	£3,925,429	£3,925,429	£283,989	£8,303,443
3 Sep 05	£169,684	£3,954,082	£3,954,082	£302,922	£8,380,769
4 Sep 05	£170,772	£3,982,734	£3,982,734	£321,854	£8,458,095
5 Sep 05	£171,859	£4,011,387	£4,011,387	£340,787	£8,535,420
6 Sep 05	£172,947	£4,040,040	£4,040,040	£359,719	£8,612,746
7 Sep 05	£174,035	£4,068,693	£4,068,693	£378,652	£8,690,072
8 Sep 05	£175,123	£4,097,345	£4,097,345	£397,585	£8,767,398
9 Sep 05	£176,210	£4,125,998	£4,125,998	£416,517	£8,844,724
10 Sep 05	£177,298	£4,154,651	£4,154,651	£435,450	£8,922,050
11 Sep 05	£178,386	£4,183,304	£4,183,304	£454,382	£8,999,376
12 Sep 05	£179,473	£4,211,956	£4,211,956	£473,315	£9,076,701
13 Sep 05	£180,561	£4,240,609	£4,240,609	£492,248	£9,154,027
14 Sep 05	£181,649	£4,269,262	£4,269,262	£511,180	£9,231,353
15 Sep 05	£182,737	£4,297,915	£4,297,915	£0	£8,778,566
16 Sep 05	£183,824	£4,326,567	£4,326,567	£18,933	£8,855,892
17 Sep 05	£184,912	£4,355,220	£4,355,220	£37,865	£8,933,218
18 Sep 05	£186,000	£4,383,873	£4,383,873	£56,798	£9,010,544
19 Sep 05	£187,088	£4,412,526	£4,412,526	£75,730	£9,087,869
20 Sep 05	£188,175	£4,441,179	£4,441,179	£94,663	£9,165,195
21 Sep 05	£189,263	£4,469,831	£4,469,831	£113,596	£9,242,521
22 Sep 05	£190,351	£4,498,484	£4,498,484	£132,528	£9,319,847
23 Sep 05	£191,438	£4,527,137	£4,527,137	£151,461	£9,397,173
24 Sep 05	£192,526	£4,555,790	£4,555,790	£170,393	£9,474,499
25 Sep 05	£193,614	£4,584,442	£4,584,442	£189,326	£9,551,825
26 Sep 05	£194,702	£4,613,095	£4,613,095	£208,259	£9,629,150
27 Sep 05	£195,789	£4,641,748	£4,641,748	£227,191	£9,706,476
______________

3 The above interest figures in respect of the Viridian debt after 30 September and in respect of the “B” Facility after 18 August are calculated on the assumption that the interest rate for periods after the interest period current at the date of this Agreement remain the same as the current interest rate. Since those rates are linked to LIBOR at the commencement of the interest period, it is likely that the actual interest rates will change, and the above figures should be regarded as illustrative only”.

28 Sep 05	£196,877	£4,670,401	£4,670,401	£246,124	£9,783,802
29 Sep 05	£197,965	£4,699,053	£4,699,053	£265,056	£9,861,128
30 Sep 05	£0	£4,727,706	£4,727,706	£283,989	£9,739,401
1 Oct 05	£953	£4,756,359	£4,756,359	£302,922	£9,816,592
2 Oct 05	£1,906	£4,785,012	£4,785,012	£321,854	£9,893,784
3 Oct 05	£2,859	£4,813,664	£4,813,664	£340,787	£9,970,975
4 Oct 05	£3,812	£4,842,317	£4,842,317	£359,719	£10,048,166
5 Oct 05	£4,765	£4,870,970	£4,870,970	£378,652	£10,125,357
6 Oct 05	£5,718	£4,899,623	£4,899,623	£397,585	£10,202,548
7 Oct 05	£6,670	£4,928,276	£4,928,276	£416,517	£10,279,739

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Archibald Norman

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	Address:	25 LEONARDSLEE CRRS NEWBURY BERKS RG 14 2FB

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